As filed with the Securities and Exchange Commission on July 23, 2025.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Can-Fite BioPharma Ltd.

(Exact name of registrant as specified in its charter)

State of Israel	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

26 Ben Gurion Street

Ramat Gan 5257346 Israel

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue

Newark, Delaware 19711

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Gary Emmanuel, Esq. Greenberg Traurig, P.A. One Azrieli Center Round Tower, 30th floor 132 Menachem Begin Rd Tel Aviv 6701101 Tel: +972 3-636-6000	Ronen Kantor, Adv. Doron, Tikotzky, Kantor, Gutman, Nass, Amit Gross and Co. B.S.R. 4 Tower, 33rd Floor 7 Metsada Street Bnei Brak 5126112 Israel Tel: +972-3-613-3371	Robert F. Charron Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Tel: (212) 370-1300

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 23, 2025

PRELIMINARY PROSPECTUS

Can-Fite BioPharma Ltd.

Up to 4,901,961 American Depositary Shares Representing 1,470,588,300 Ordinary Shares and
accompanying 4,901,961 Common Warrants to Purchase up to 4,901,961 American Depositary Shares
Representing 1,470,588,300 Ordinary Shares

Up to 4,901,961 Pre-Funded Warrants to Purchase up to 4,901,961 American Depositary Shares
Representing 1,470,588,300 Ordinary Shares and accompanying Common Warrants to Purchase up to 4,901,961 American Depositary Shares
Representing 1,470,588,300 Ordinary Shares

Up to 343,138 Placement Agent Warrants to Purchase up to 343,138 American Depositary Shares

Representing 102,941,400 Ordinary Shares

Up to 10,147,060 American Depositary Shares Representing 3,044,118,000 Ordinary Shares Issuable Upon Exercise

of the Common Warrants, Pre-Funded Warrants and Placement Agent Warrants

We are offering in a best-efforts offering up to 4,901,961 American Depositary Shares (“ADSs”), each ADS representing three hundred (300) ordinary shares, no par value (“Ordinary Shares”), of Can-Fite BioPharma Ltd. (“Can-Fite”, the “Company”, “our company”, “we” or “us”), together with up to 4,901,961 common warrants (“Common Warrants”) to purchase up to 4,901,961 ADSs at an assumed combined public offering price of $1.02 per ADS and Common Warrant pursuant to this prospectus, which was the closing price of our ADSs on the NYSE American on July 21, 2025. The ADSs and Common Warrants will be sold in a fixed combination, with each ADS accompanied by one Common Warrant to purchase one ADS.

We are also offering to those purchasers, if any, whose purchase of our ADSs in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Ordinary Shares immediately following the consummation of this offering, the opportunity, in lieu of purchasing ADSs, to purchase pre-funded warrants (“Pre-Funded Warrants”) to purchase ADSs. Each Pre-Funded Warrant will be immediately exercisable for ADS at any time at the option of the holder until such Pre-Funded Warrant is exercised in full, provided that the holder will be prohibited from exercising Pre-Funded Warrants for ADSs if, as a result of such exercise, the holder, together with its affiliates and certain related parties, would own more than 4.99% (or, at the election of the purchaser, 9.99%) of the total number of Ordinary Shares then issued and outstanding. The assumed combined purchase price of each Pre-Funded Warrant and Common Warrant is $1.019 (which is equal to the assumed combined public offering price per ADS and Common Warrant to be sold in this offering minus $0.001, the exercise price per ADS of each Pre-Funded Warrant). For each Pre-Funded Warrant we sell, the number of ADSs we are offering will be decreased on a one-for-one basis. The Pre-Funded Warrants will be sold together with Common Warrants in a fixed combination, with each Pre-Funded Warrant to purchase one ADS accompanied by one Common Warrant to purchase one ADS.

Each Common Warrant will have an exercise price of $           per ADS and will be exercisable immediately upon issuance. The Common Warrants will expire on the five year anniversary of the date of issuance. Because we will issue a Common Warrant for each ADS and for each Pre-Funded Warrant sold in this offering, the number of Common Warrants sold in this offering will not change as a result of a change in the mix of ADSs and Pre-Funded Warrants sold.

We are also registering the ADSs issuable from time to time upon the exercise of the Pre-Funded Warrants, Common Warrants and Placement Agent Warrants (as defined below) offered hereby.

The ADSs are listed on NYSE American under the symbol “CANF”. On July 22, 2025, the closing price of the ADSs was $1.02 per ADS. Our Ordinary Shares also trade on the Tel Aviv Stock Exchange (“TASE”) under the symbol “CANF”. On July 22, 2025, the last reported sale price of the Ordinary Shares on the TASE was NIS 0.012 or $0.003 per share (based on the exchange rate reported by the Bank of Israel on the same day).There is no established public trading market for the Common Warrants and Pre-Funded Warrants and we do not expect a market to develop. Without an active trading market, the liquidity of those warrants will be limited. In addition, we do not intend to list the Common Warrants or Pre-Funded Warrants on the NYSE American, any other national securities exchange or any other trading system.

We are a “foreign private issuer” under the federal securities laws and, as such, are subject to reduced public company disclosure standards for this prospectus supplement and future filings. See “Prospectus Summary—Implications of Being a Foreign Private Issuer” for additional information.

The assumed combined public offering price used throughout this prospectus has been included for illustration purposes only, and may not be indicative of the final offering price. The actual combined public offering price will be negotiated between us and the purchasers, in consultation with the Placement Agent (as defined below) based on the trading of our ADSs prior to this offering, among other factors, and will be determined at the time of pricing, and may be at a discount to the then current market price. The recent market price used throughout this prospectus may not be indicative of the final offering price. The final combined public offering price will be a fixed price determined through negotiation between us and investors based upon a number of factors, including our history and our prospects, the state of the industry in which we operate, our recent operating results, including results of our pre-clinical studies and clinical trials, and the general condition of the securities markets at the time of this offering.

This offering will terminate on August 23, 2025, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all the securities purchased in this offering. The combined public offering price per ADS (or Pre-Funded Warrant) and accompanying Common Warrants will be fixed for the duration of this offering.

We have engaged H.C. Wainwright & Co., LLC (the “Placement Agent”) to act as our exclusive placement agent in connection with this offering. The Placement Agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The Placement Agent is not purchasing or selling any of the securities we are offering and the Placement Agent is not required to arrange the purchase or sale of any specific number of securities or dollar amount. We have agreed to pay to the Placement Agent the placement agent fees set forth in the table, which assumes that we sell all of the securities offered by this prospectus. There is no minimum offering requirement as a condition of closing of this offering. Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us. We will bear all costs associated with the offering and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue our business goals described in this prospectus. There is no arrangement for funds to be received in escrow, trust or similar arrangement. Because there is no escrow account and no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill all of our contemplated objectives due to a lack of interest in this offering. Further, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. See “Plan of Distribution” on page 18 of this prospectus for more information regarding these arrangements.

	Per ADS and Accompanying Common Warrant	Per Pre-Funded Warrant and Accompanying Common Warrant	Total
Combined public offering price	$	$
Placement agent fees (1)	$	$
Proceeds to us, before expenses (2) (3)	$	$

(1)	We have agreed to pay the Placement Agent cash fee equal to 7.0% of the gross proceeds raised in this offering. We have also agreed to pay the Placement Agent a management fee equal to 1.0% of the gross proceeds raised in this offering and to reimburse the Placement Agent for its non-accountable expenses in the amount of $50,000, its legal fees and expenses and other out-of-pocket expenses in an amount up to $100,000, and its clearing expenses in the amount of up to $15,950. In addition, we have agreed to issue to the Placement Agent or its designees, warrants (the “Placement Agent Warrants”) to purchase up to a number of ADSs equal to 7.0% of the aggregate number of our ADSs and Pre-Funded Warrants issued in this offering, at an exercise price equal to 125% of the combined public offering price per ADS and accompanying Common Warrant. See “Plan of Distribution” for additional information and a description of the compensation payable to the Placement Agent.

(2)	We estimate the total expenses of this offering payable by us, excluding the placement agent fees, will be approximately $246,000. Because there is no minimum number of securities or amount of proceeds required as a condition to closing in this offering, the actual public offering amount, Placement Agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above.

(3)	Does not include proceeds from the cash exercise of the Pre-Funded Warrants or Common Warrants, if any.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 7 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We expect to deliver the securities to the purchasers in the offering on or about          , 2025, subject to satisfaction of certain conditions.

H.C. Wainwright & Co.

The date of this prospectus is           , 2025

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information”.

You should rely only on the information contained in this prospectus, in any related prospectus supplement or in any related free-writing prospectus, including the information incorporated herein by reference. We have not, and the Placement Agent has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date of the front cover of the prospectus. Our business, financial condition, operating results and prospects may have changed since that date.

For investors outside of the United States: We and the Placement Agent have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

You should read this prospectus and the documents incorporated by reference in this prospectus in their entirety, before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated herein by reference as exhibits to the registration statement, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

The terms “dollar,” “U.S. dollar” and “$” refer to the United States dollar, the lawful currency of the United States of America.

We are incorporated under Israeli law and under the rules of the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Our financial statements are prepared and presented in accordance with United States generally accepted accounting principles (“U.S. GAAP”). Our historical results do not necessarily indicate our expected results for any future periods.

ii

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

In this prospectus, unless the context otherwise requires:

●	references to “ADSs” refer to American Depositary Shares representing ordinary shares;

●	references to “A3AR” refer to the A3 adenosine receptor;

●	references to the “Company,” “we,” “our” and “Can-Fite” refer to Can-Fite BioPharma Ltd. and its consolidated subsidiary;

●	references to the “Companies Law” or “Israeli Companies Law” are to Israel’s Companies Law, 5759-1999, as amended;

●	references to “dollars,” “U.S. dollars,” “USD” and “$” are to United States Dollars;

●	references to “HCC” refer to hepatocellular carcinoma, also known as primary liver cancer;

●	references to “ordinary shares,” “our shares” and similar expressions refer to our ordinary shares, no par value;

●	references to “shekels” and “NIS” are to New Israeli Shekels, the Israeli currency; and

●	references to the “SEC” are to the United States Securities and Exchange Commission.

On January 9, 2023, we effected a change in the ratio of our ADSs to ordinary shares from one (1) ADS representing thirty (30) ordinary shares to a new ratio of one (1) ADS representing three hundred (300) ordinary shares. For ADS holders, the ratio change had the same effect as a one-for-ten reverse ADS split. All ADS and related option and warrant information presented in this prospectus have been retroactively adjusted to reflect the reduced number of ADSs and the increase in the ADS price which resulted from this action. Unless otherwise indicated, in this prospectus fractional ADSs have been rounded to the nearest whole number.

iii

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the SEC, listed in the section of the prospectus entitled “Incorporation of Certain Information by Reference.” Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference herein in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before making an investment decision. Some of the statements in this prospectus and the documents incorporated by reference herein constitute forward-looking statements that involve risks and uncertainties. See information set forth under the section “Cautionary Note Regarding Forward-Looking Statements.”

Our Company

We are an advanced clinical-stage biopharmaceutical company that develops orally bioavailable small molecule therapeutic products for the treatment of cancer, liver and inflammatory diseases. Our platform technology utilizes the Gi protein associated A3 adenosine receptor, or A3AR, as a therapeutic target. A3AR is highly expressed in pathological body cells such as inflammatory and cancer cells, and has a low expression in normal cells, suggesting that the receptor could be a specific target for pharmacological intervention. Our pipeline of drug candidates are synthetic, highly specific agonists and allosteric modulators targeting the A3AR.

Our product pipeline is based on the research of Dr. Pnina Fishman, who investigated a clinical observation that tumor metastasis can be found in most body tissues, but are rarely found in muscle tissue, which constitutes approximately 60% of human body weight. Dr. Fishman’s research revealed that one reason that striated muscle tissue is resistant to tumor metastasis is that muscle cells release small molecules which bind with high selectivity to the A3AR. As part of her research, Dr. Fishman also discovered that A3ARs have significant expression in tumor and inflammatory cells, whereas normal cells have low or no expression of this receptor. The A3AR agonists and allosteric modulators, currently our pipeline of drug candidates, bind with high selectivity and affinity to the A3ARs and initiate down-stream signal transduction pathways resulting in apoptosis, or programmed cell death, of tumor and inflammatory cells and to the inhibition of inflammatory cytokines. Cytokines are proteins produced by cells that interact with cells of the immune system in order to regulate the body’s response to disease and infection. Overproduction or inappropriate production of certain cytokines by the body can result in disease. In addition, our product candidates also induce the production of positive cytokines such as granulocyte colony stimulating factor (G-CSF) and adiponectin which are responsible for the chemo-protective and liver-protective effects of the drugs on liver.

Our product candidates, CF101, CF102 and CF602, are being developed to treat oncological and inflammatory diseases, as well as erectile dysfunction. CF101, also known as Piclidenoson, is in an advanced stage of clinical development for the treatment of psoriasis. CF102, also known as Namodenoson, is being developed for the treatment of HCC and has orphan drug designation for this indication in the United States and Europe. Namodenoson was granted Fast Track designation by the FDA for patients with advanced HCC who failed first line treatment. Namodenoson is also being developed for the treatment of pancreatic cancer based on pre-clinical findings showing robust anti-pancreatic tumor growth. Due to the liver protective effect of Namodenoson, it is also being developed for the treatment MASH. CF602 is our second generation allosteric drug candidate for the treatment of erectile dysfunction, which has shown efficacy in the treatment of erectile dysfunction in preclinical studies and we are investigating additional compounds, targeting A3AR, for the treatment of erectile dysfunction. Preclinical studies revealed that our drug candidates have potential to treat additional inflammatory diseases, such as Crohn’s disease, prostate cancer, oncological diseases, viral diseases, such as the JC virus, obesity and Lowe Syndrome.

We believe our pipeline of drug candidates represent a significant market opportunity. For instance, according to iHealthcareAnalyst, the psoriasis drug market is forecasted to be worth $11.3 billion by 2025. According to DelveInsight, the HCC drug market in the G8 countries (U.S., Germany, France, Italy, Spain, UK, Japan and China) is expected to reach $3.8 billion by 2027.

We have in-licensed an allosteric modulator of the A3AR, CF602 from Leiden University. In addition, we have out-licensed the following product candidates for indications that we are currently pursuing:

●	Piclidenoson for the treatment of (i) psoriasis to Cipher Pharmaceuticals, or Cipher, for Canada, (ii) psoriasis to Gebro Holding, or Gebro, for Spain, Switzerland and Austria, (iii) psoriasis to CMS Medical, or CMS, for China (including Hong Kong, Macao and Taiwan), (iv) psoriasis to Kyongbo Pharm Co. Ltd., or Kyongbo Pharm, for South Korea, (v) psoriasis to Ewopharma AG, or Ewopharma, for Central Eastern Europe, and (vi) osteoarthritis in companion animals including dogs and cats to Vetbiolix SAS, or Vetbiolix.

●	Namodenoson for the treatment of (i) liver cancer and MASH to Chong Kun Dang Pharmaceuticals, or CKD, for South Korea, (ii) advanced liver cancer and MASH to CMS for China (including Hong Kong, Macao and Taiwan), and (iii) HCC, MASH and pancreatic cancer to Ewopharma, for Central Eastern Europe and Switzerland.

Currently, (i) we initiated the pivotal Phase III studies for Piclidenoson in the treatment of psoriasis, following meetings with the FDA and EMA, (ii) we are conducting a pivotal Phase III trial for Namodenoson in the treatment of advanced liver cancer which is enrolling patients, (iii) we are enrolling patients in a Phase IIb study of Namodenoson in the treatment of MASH, (iv) we are conducting an exploratory Phase II study of Namodenoson in the treatment of patients with pancreatic cancer, (v) we are undertaking preparatory work for a Phase II study with Piclidenoson for the treatment of Lowe syndrome, and (vi) we are investigating additional compounds, targeting the A3 adenosine receptor, for the treatment of erectile dysfunction. Since inception, we have incurred significant losses in connection with our research and development.

Moreover, we believe characteristics of Piclidenoson, as exhibited in our clinical studies to date, including its good safety profile, clinical activity, simple and less frequent delivery through oral administration and its low cost of production, position it well against the competition in psoriasis markets, where treatments, when available, often include injectable drugs, many of which can be highly toxic, expensive and not always effective.

Like Piclidenoson, Namodenoson has a good safety profile, is orally administered and has a low cost of goods, which we believe may position it well in the HCC market, where no drug has yet been approved by the FDA for patients with advanced liver cancer disease defined as Child Pugh B7. In addition, pre-clinical studies show Namodenoson’s novel mechanism of action which entails de-regulation of three key signaling pathways which mediate the etiology and pathology of NAFLD/MASH and are responsible for the anti-inflammatory, anti-steatotic and anti-fibrotic effect in the liver. Most recently, pre-clinical data support Piclidenoson’s potential utilization for the treatment of Lowe Syndrome and Namodenoson’s potential utilization as an anti-obesity drug.

Nevertheless, other drugs on the market, new drugs under development (including drugs that are in more advanced stages of development in comparison to our drug candidates) and additional drugs that were originally intended for other purposes, but were found effective for purposes targeted by us, may all be competitive to the current drugs in our pipeline. In fact, some of these drugs are well established and accepted among patients and physicians in their respective markets, are orally bioavailable, can be efficiently produced and marketed, and are relatively safe. None of our product candidates have been approved for sale or marketing and, to date, there have been no commercial sales of any of our product candidates.

Our Strategy

Our strategy is to build a fully integrated biotechnology company that discovers, in-licenses and develops an innovative and effective small molecule drug portfolio of ligands that bind to a specific therapeutic target for the treatment of liver, oncological and inflammatory diseases as well as erectile dysfunction. We continue to develop and test our existing pipeline, while also testing other indications for our existing drugs and examining, from time to time, the potential of other small molecules that may fit our platform technology of utilizing small molecules to target the A3AR. We generally focus on drugs with global market potential and we seek to create global partnerships to effectively assist us in developing our portfolio and to market our products. Our approach allows us to:

●	continue to advance our clinical and preclinical pipeline;

●	test our products for additional indications which fit our molecules’ mechanism of action;

●	identify other small molecule drugs or ligands;

●	focus on our product candidates closest to realizing their potential; and

●	avoid dependency on a small number of small molecules and indications.

Using this approach, we have successfully advanced our product candidates for a number of indications into various stages of clinical development. Specific elements of our current strategy include the following:

Successful development of our existing portfolio of small molecule orally bioavailable drugs for the treatment of various diseases. We intend to continue to develop our existing portfolio of small molecule orally bioavailable drugs, both for existing targeted diseases, as well as other potential indications. Our drug development will continue to focus on cancer, liver and inflammatory diseases. We intend to focus most prominently on advancing our product candidates that are in the most advanced stages, i.e., psoriasis with respect to Piclidenoson, and HCC, MASH and pancreatic cancer with respect to Namodenoson.

Use our expertise with our platform technology to evaluate in-licensing opportunities. We continuously seek attractive product candidates and innovative technologies to in-license or acquire. We intend to focus on product candidates that would be synergistic with our A3AR expertise. We believe that by pursuing selective acquisitions of technologies in businesses that complement our own, we will be able to enhance our competitiveness and strengthen our market position. We intend to utilize our expertise in A3AR and our pharmacological expertise to validate new classes of small molecule orally bioavailable drugs. We will then seek to grow our product candidate portfolio by attempting to in-license those various candidates and to develop them for a variety of indications.

Primarily develop products that target major global markets. Our existing product candidates are almost all directed at diseases that have major global markets. Our intent is to continue to develop products that target diseases that affect significant populations using our platform technology. We believe these arrangements will allow us to share the high development cost, minimize the risk of failure and enjoy our partners’ marketing capabilities, while also enabling us to treat a more significant number of persons. We believe further that this strategy will increase the likelihood of advancing clinical development and potential commercialization of our product candidates.

Commercialize our product candidates throughout-licensing arrangements. We have entered into several out-licensing arrangements with leading pharmaceutical companies in the Far East, Canada and Europe. We intend to continue to commercialize our product candidates throughout-licensing arrangements with third parties who may perform any or all of the following tasks: completing development, securing regulatory approvals, manufacturing, marketing and sales. We do not intend to develop our own manufacturing facilities or sales forces. If appropriate, we may enter into co-development and similar arrangements with respect to any product candidate with third parties or commercialize a product candidate ourselves. We believe these arrangements will allow us to share the high development cost, minimize the risk of failure and enjoy our partners’ marketing capabilities. We believe further that this strategy will increase the likelihood of advancing clinical development and potential commercialization of our product candidates.

Recent Developments

April 2025 Registered Direct Offering

On April 14, 2025, we entered into a securities purchase agreement pursuant to which we issued and sold in a registered direct offering an aggregate of 750,000,000 Ordinary Shares represented by 2,500,000 ADSs at an offering price of $1.20 per ADS. Aggregate gross proceeds were approximately $3.0 million, before deducting fees payable to the placement agent and other offering expenses payable by us. The offering closed on April 15, 2025.

Corporate Information

Our legal name is Can-Fite BioPharma Ltd. and our commercial name is “Can-Fite.” We are a company limited by shares organized under the laws of the State of Israel. Our principal executive offices are located at 26 Ben Gurion Street, Ramat Gan 5257346 Israel. Our telephone number is +972 (3) 924-1114. We maintain a corporate website at www.canfite.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

We were founded on September 11, 1994 by Pnina Fishman, Ph.D., our Executive Chairman and Chief Scientific Officer, and Ilan Cohn, Ph.D., under the name Can-Fite Technologies Ltd. On January 7, 2001, we changed our name to Can-Fite BioPharma Ltd. We completed our initial public offering in Israel in October 2005 and our ordinary shares are traded on the TASE under the symbol “CANF.” On October 2, 2012, our ADSs began trading over the counter in the United States and on November 19, 2013, our ADSs began trading on the NYSE American under the symbol “CANF.”

Implications of Being Foreign Private Issuer

We report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we continue to qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the rules under the Exchange Act requiring domestic filers to issue financial statements prepared under U.S. GAAP;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the SEC, of quarterly reports on Form 10-Q containing unaudited financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events.

Notwithstanding these exemptions, we will file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies also are exempt from certain more stringent executive compensation disclosure rules. Thus, as long as we remain a foreign private issuer, even after we no longer qualify as an emerging growth company, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

The Offering

Securities Offered by us	Up to 4,901,961 ADSs and accompanying Common Warrants to purchase up to 4,901,961 ADSs, which is based on the last sale price of the ADSs as reported by the NYSE American on July 21, 2025.

Ordinary Shares Outstanding Prior to this Offering	3,988,296,093 Ordinary Shares, represented or representable by 13,294,320 ADSs (as of July 22, 2025).

Ordinary Shares Outstanding after this Offering	5,458,884,328 Ordinary Shares, represented or representable by 18,196,281 ADSs (assuming no sale of any Pre-Funded Warrants and no exercise of the Common Warrants).

Pre-Funded Warrants

We are also offering to those purchasers, if any, whose purchase of our ADSs in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Ordinary Shares immediately following the consummation of this offering, the opportunity, in lieu of purchasing ADSs, to purchase Pre-Funded Warrants to purchase ADSs. Each Pre-Funded Warrant will be immediately exercisable for one ADS at any time at the option of the holder until such Pre-Funded Warrant is exercised in full, provided that the holder will be prohibited from exercising Pre-Funded Warrants for ADSs if, as a result of such exercise, the holder, together with its affiliates and certain related parties, would own more than 4.99% (or, at the election of the purchaser, 9.99%) of the total number of Ordinary Shares then issued and outstanding. The purchase price of each Pre-Funded Warrant is $1.019 (which is equal to the assumed combined public offering price per ADS and Common Warrant to be sold in this offering minus $0.001, the exercise price per ADS of each Pre-Funded Warrant). For each Pre-Funded Warrant we sell, the number of ADSs we are offering will be decreased on a one-for-one basis. This offering also relates to the ADSs issuable upon exercise of any Pre-Funded Warrants sold in this offering. See “Description of Securities We Are Offering” for more information.

Common Warrants

Up to 4,901,961 Common Warrants. Each ADS and each Pre-Funded Warrant will be sold together with one Common Warrant. Each Common Warrant will have an exercise price of $  per ADS. The Common Warrants will be exercisable immediately and will expire on the five year anniversary of the issuance date. The ADSs, or Pre-Funded Warrants, and in each case the accompanying Common Warrants will be separately issued, but the ADSs, or Pre-Funded Warrants, and in each case the accompanying Common Warrants will be issued to purchasers in the ratio of one to one. Because we will issue a Common Warrant for each ADS and for each Pre-Funded Warrant sold in this offering, the number of Common Warrants sold in this offering will not change as a result of a change in the mix of ADSs and Pre-Funded Warrants sold. This offering also relates to the ADSs issuable upon exercise of any Common Warrants sold in this offering. See “Description of Securities We Are Offering” for more information.

Use of proceeds

Assuming the maximum number of ADSs are sold in this offering at an assumed combined public offering price of $1.02 per ADS, which represents the closing price of our ADSs on the NYSE American on July 21, 2025, and assuming no issuance of any Pre-Funded Warrants and no exercise of the Common Warrants in connection with this offering, we estimate the net proceeds of the offering will be approximately $4.20 million, after deducting the placement agent fees and estimated offering expenses payable by us. However, this is a best efforts offering with no minimum number of securities or amount of proceeds as a condition to closing, and we may not sell all or any of these securities offered pursuant to this prospectus; as a result, we may receive significantly less in net proceeds.

We currently intend to use the net proceeds from this offering for funding research and development and clinical trials and for other working capital and general corporate purposes. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, our management will have broad discretion in the application of the net proceeds of this offering. See “Use of Proceeds” for additional information.

Lock-Up Agreements

The Company, for a period of (45) forty-five days after the closing of this offering, and our directors and officers, for a period of (60) sixty days after the closing of this offering, have agreed with the Placement Agent, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of the ADSs or securities convertible into or exercisable or exchangeable for ADSs. See “Plan of Distribution” for more information.

Risk factors	Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section starting on page 7 of this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

NYSE American Market symbol for ADSs	Our ADSs are listed on NYSE American under the symbol “CANF”. There is no established public trading market for the Common Warrants and Pre-Funded Warrants being offered and we do not expect a market to develop. Without an active trading market, the liquidity of those warrants will be limited. In addition, we do not intend to list the Pre-Funded Warrants or the Common Warrants on the NYSE American, any other national securities exchange or any other trading system.

Best efforts offering	We have agreed to offer and sell the securities offered hereby to the purchasers through the Placement Agent. The Placement Agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but it will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” on page 18 of this prospectus.

Unless otherwise indicated, the information above is based on 3,988,296,093 Ordinary Shares outstanding as of July 22, 2025, and excludes:

●	148,799,000 Ordinary Shares issuable upon the exercise of stock options outstanding at a weighted-average exercise price of $0.03 per ordinary share (based on the exchange rate reported by the Bank of Israel on such date) equivalent to 495,997 ADSs at a weighted average exercise price of $8.68 per ADS;

●	2,647,789,200 Ordinary Shares represented by 8,825,964 ADSs issuable upon the exercise of outstanding warrants at a weighted-average exercise price of $2.28 per ADS; and

●	26,000,000 Ordinary Shares reserved for future awards under our 2023 Share Option Plan.

Unless otherwise indicated, all information in this prospectus assumes no exercise of:

●	the options or warrants described above;

●	no sale of any Pre-Funded Warrants in this offering, which, if sold, would reduce the number of ADSs that we are offering on a one-for-one basis;

●	no exercise of any Common Warrants issued in this offering; and

●	no exercise of any Placement Agent Warrants to be issued to the Placement Agent or its designees as compensation in connection with this offering.

rISK FACTORS

An investment in our securities involves significant risks. Before making an investment in our securities, you should carefully read all of the information contained in this prospectus and in the documents incorporated by reference herein. For a discussion of risk factors that you should carefully consider before deciding to purchase any of our securities, please review the additional risk factors disclosed below, the information under the heading “Risk Factors” and the section entitled “Risk Factors” contained in our annual report on Form 20-F for the year ended December 31, 2024 filed with the SEC on April 14, 2025. In addition, please read “About this Prospectus” and “Special Note Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not currently known to us or that we currently deem immaterial also may adversely affect our business, operations results of operations, financial condition and prospects.

Risks Related to the Offering

You will experience immediate and substantial dilution in the net tangible book value per ADS you purchase.

Since the effective price per ADS being offered is substantially higher than the net tangible book value per ADS, you will suffer substantial dilution in the net tangible book value of the ADS you purchase in this offering. Based on the assumed combined public offering price of $1.02 per ADS and accompanying Common Warrant to purchase one ADS being sold in this offering (the last reported sale price per ADS on the NYSE American on July 21, 2025) and our pro forma as adjusted net tangible book value per ADS as of December 31, 2024, if you purchase ADSs in this offering, you will suffer immediate and substantial dilution of approximately $0.29 per ADS in the net tangible book value of the ADSs, after deducting placement agent fees and estimated offering expenses payable by us. See the section titled “Dilution” in this prospectus for a more detailed discussion of the dilution you will incur if you purchase securities in this offering. The description in this paragraph assumes no sale of Pre-Funded Warrants, which, if sold, would reduce the number of ADSs that we are offering on a one-for-one basis until such Pre-Funded Warrants are exercised.

If you purchase our securities in this offering, you may experience future dilution as a result of future equity offerings or other equity issuances.

In order to raise additional capital, we believe that we will offer and issue additional ADSs or other securities convertible into or exchangeable for our ADSs in the future. We are generally not restricted from issuing additional securities, including ADSs, securities that are convertible into or exchangeable for, or that represent the right to receive, ADSs or substantially similar securities other than the lock-up agreement. As a result of the dilution in net tangible book value to investors purchasing securities in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of the liquidation of our company. The issuance of securities in future offerings may cause further dilution to our stockholders, including investors in this offering. We cannot assure you that we will be able to sell ADSs or other securities in any other offering at a price per ADS that is equal to or greater than the price per ADS paid by investors in this offering, and investors purchasing other securities in the future could have rights superior to existing stockholders. The price per ADS at which we sell additional ADSs or other securities convertible into or exchangeable for our ADSs in future transactions may be higher or lower than the price per ADS in this offering.

In addition, we have a number of convertible securities outstanding. To the extent that outstanding convertible securities have been or may be exercised or other shares issued, you may experience further dilution. Further, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.

The best efforts structure of this offering may have an adverse effect on our business plan.

The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations, including our near-term continued operations. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us. The success of this offering will impact our ability to use the proceeds to execute our business plan. We may have insufficient capital to implement our business plan, potentially resulting in greater operating losses unless we are able to raise the required capital from alternative sources. There is no assurance that alternative capital, if needed, would be available on terms acceptable to us, or at all.

This offering is being made on a best efforts basis and we may sell fewer than all of the securities offered hereby and may receive significantly less in net proceeds from this offering, which will provide us only limited working capital.

This offering is being made on a best efforts basis and we may sell fewer than all of the securities offered hereby and may receive significantly less in net proceeds from this offering. Assuming that we receive net proceeds of approximately $4.20 million from this offering (assuming an offering with gross proceeds of $5.0 million), we believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will meet our capital needs through the end of February 2027 under our current business plan. Assuming that we receive net proceeds of approximately $3.28 million from this offering (assuming an offering with gross proceeds of $4.0 million), we believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will satisfy our capital needs through the end of January 2027 under our current business plan. Assuming that we receive net proceeds of approximately $2.36 million from this offering (assuming an offering with gross proceeds of $3.0 million), we believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will satisfy our capital needs through the end of 2026 under our current business plan. Without giving effect to the receipt of any proceeds from this offering, we currently estimate that our existing cash and cash equivalents are sufficient to fund business operations through the end of August 2026.

Our management team will have immediate and broad discretion over the use of the net proceeds from this offering and may not use them effectively.

We currently intend to use the net proceeds of this offering for funding research and development and clinical trials and for other working capital and general corporate purposes. However, our management will have broad discretion in the application of the net proceeds. Our shareholders may not agree with the manner in which our management chooses to allocate the net proceeds from this offering. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income. The decisions made by our management may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions. See “Use of Proceeds” on page 12 of this prospectus.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement including: (i) timely delivery of shares; (ii) agreement to not enter into variable rate financings for one year from closing, subject to an exception; (iii) agreement to not enter into any financings for 45 days from closing, subject to certain exceptions; and (iv) indemnification for breach of contract.

ADSs representing a substantial percentage of our outstanding shares may be sold in this offering, which could cause the price of our shares to decline.

We may sell in this offering up to 4,901,961 ADSs, or approximately 36.9% of our outstanding Ordinary Shares, prior to this offering, as of July 22, 2025. This sale and any future sales of a substantial number of ADSs in the public market, or the perception that such sales may occur, could materially adversely affect the price of our ADSs. We cannot predict the effect, if any, that market sales of those shares or the availability of those shares for sale will have on the market price of our shares.

There is no public market for the Common Warrants being offered or Pre-Funded Warrants in this offering.

There is no established public trading market for the Common Warrants being offered or the Pre-Funded Warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants or Common Warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Pre-Funded Warrants and Common Warrants will be limited.

The Common Warrants may not have any value.

Each Common Warrant has an exercise price per ADS equal to $          and expires on the five year  anniversary of its original issuance date. In the event the market price per our ADS does not exceed the exercise price of the Common Warrants during the period when the warrants are exercisable, the Common Warrants may not have any value

Holders of the Pre-Funded Warrants and Common Warrants offered hereby will have no rights as shareholders with respect to the ADSs underlying those warrants until such holders exercise their warrants and acquire our shares, except as otherwise provided in the Common Warrants.

Until holders of the Pre-Funded Warrants and Common Warrants acquire our ADSs upon exercise thereof, such holders will have no rights with respect to the ADSs underlying such warrants, except to the extent that holders of such warrants will have certain rights to participate in distributions or dividends paid on our shares as set forth in the warrants. Upon exercise of the Pre-Funded Warrants and Common Warrants, the holders will be entitled to exercise the rights of a shareholder only as to matters for which the record date occurs after the exercise date.

We have never paid dividends on our share capital and we do not intend to pay dividends for the foreseeable future.

We have never declared or paid any dividends on our share capital and do not intend to pay any dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development and growth of our business and for general corporate purposes. Accordingly, any gains from an investment in the ADSs will depend on price appreciation of the ADSs, which may never occur. In addition, Israeli law limits our ability to declare and pay dividends, and may subject our dividends to certain Israeli withholding taxes.

We conduct our operations in Israel and therefore our results may be adversely affected by political, economic and military instability in Israel and its region.

Our headquarters are located in Israel and we conduct operations in Israel. Accordingly, political, economic and military conditions in the Middle East may affect our business directly. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries, as well as terrorist acts committed within Israel by hostile elements.

In particular, in October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on the Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in thousands of deaths and injuries, and Hamas additionally kidnapped many Israeli civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and commenced a military campaign against Hamas and these terrorist organizations in parallel continued rocket and terror attacks.

As a result of the events of October 7, 2023 whereby Hamas terrorists invaded southern Israel and launched thousands of rockets in a widespread terrorist attack on Israel, the Israeli government declared that the country was at war and the Israeli military began to call-up reservists for active duty, including our CEO who was called up for reserve service during which time he continued to perform his main work duties and has since been released from reserve service. Military service call ups that result in absences of personnel from us for an extended period of time may materially and adversely affect our business, prospects, financial condition and results of operations. As of the date hereof, we currently have five full-time employees, all of whom are located in Israel, and two external consultants, both of whom are located in the United States.

In addition, since the commencement of these events, there have been continued hostilities along Israel’s northern border with the Hezbollah terror organization), with Iran, the Houthis in Yemen and on other fronts with various extremist groups in the region, such as various rebel militia groups in Syria and Iraq. In October 2024, Israel began limited ground operations against Hezbollah in Lebanon, and in November 2024, a ceasefire was brokered between Israel and Hezbollah. In addition, Iran launched two direct attacks on Israel in April 2024 and October 2024 involving hundreds of drones and missiles, has threatened to continue to attack Israel and is widely believed to be developing nuclear weapons. In June 2025, in light of continued nuclear threats and intelligence assessments indicating imminent attacks, Israel launched a preemptive strike directly targeting military and nuclear infrastructure inside Iran, aimed at disrupting Iran’s capacity to coordinate or launch further hostilities against Israel, as well as to degrade its nuclear program. In response, Iran launched multiple waves of drones and ballistic missiles at Israeli cities, including Tel Aviv, Haifa, and Jerusalem. While most of these attacks were intercepted, several caused civilian casualties and damage to infrastructure. The Israeli military has since conducted additional operations against Iranian assets. While a ceasefire was reached between Israel and Iran in June 2025 after 12 days of hostilities, the situation remains volatile. A broader regional conflict involving additional state and non-state actors remains a significant risk.

It is possible that hostilities with Iran, Hezbollah, the Houthis and terrorist groups in Syria will escalate, and that other terrorist organizations, including Palestinian military organizations in the West Bank, will join the hostilities. Iran, who launched direct attacks on Israel involving drones and missiles, is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza, Hezbollah in Lebanon, the Houthis in Yemen and various rebel militia groups in Syria and Iraq. These situations may potentially escalate in the future to more violent events which may affect Israel and us. Any hostilities, armed conflicts, terrorist activities involving Israel or the interruption or curtailment of trade between Israel and its trading partners, or any political instability in the region could adversely affect business conditions and our results of operations and could make it more difficult for us to raise capital and could adversely affect the market price of our ordinary shares. An escalation of tensions or violence might result in a significant downturn in the economic or financial condition of Israel, which could have a material adverse effect on our operations in Israel and our business. Parties with whom we do business have sometimes declined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary in order to meet our business partners face to face. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements.

Since the war broke out on October 7, 2023, our operations have not been adversely affected by this situation, and we have not experienced disruptions to our clinical studies. Additionally, all of our manufacturing and supply of our drug candidates takes place outside of Israel. As such, our clinical and business development activities remain on track. However, the intensity and duration of Israel’s current war against Hamas is difficult to predict at this stage, as are such war’s economic implications on the Company’s business and operations and on Israel’s economy in general. If the ceasefire declared collapses or a new war commences or hostilities expand to other fronts, our operations may be adversely affected.

Our commercial insurance does not cover losses that may occur as a result of events associated with the security situation in the Middle East. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

Finally, political conditions within Israel may affect our operations. Israel has held five general elections between 2019 and 2022, and prior to October 2023, the Israeli government pursued extensive changes to Israel’s judicial system, which sparked extensive political debate and unrest. Actual or perceived political instability in Israel or any negative changes in the political environment, may individually or in the aggregate adversely affect the Israeli economy and, in turn, our business, financial condition, results of operations and growth prospects.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” and elsewhere incorporated by reference in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “project,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “intends,” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans, and strategies; statements that contain projections of results of operations or of financial condition; expected capital needs and expenses; statements relating to the research, development, completion and use of our products; and all statements (other than statements of historical facts) that address activities, events, or developments that we intend, expect, project, believe, or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments, and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our history of losses and needs for additional capital to fund our operations and our inability to obtain additional capital on acceptable terms, or at all;

●	uncertainties of cash flows and inability to meet working capital needs;

●	the initiation, timing, progress and results of our preclinical studies, clinical trials and other product candidate development efforts;

●	our ability to advance our product candidates into clinical trials or to successfully complete our preclinical studies or clinical trials;

●	our receipt of regulatory approvals for our product candidates, and the timing of other regulatory filings and approvals;

●	the clinical development, commercialization and market acceptance of our product candidates;

●	our ability to establish and maintain strategic partnerships and other corporate collaborations;

●	the implementation of our business model and strategic plans for our business and product candidates;

●	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and our ability to operate our business without infringing the intellectual property rights of others;

●	competitive companies, technologies and our industry;

●	risks related to not satisfying the continued listing requirements of NYSE American;

●	statements as to the impact of the political, economic and security situation in Israel on our business, including due to the current security situation in Israel; and

●	those factors referred to in our most recent Annual Report on Form 20-F (or any updates in our Reports on Form 6-K) incorporated by reference herein in “Item 3. Key Information - D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” as well as in our most recent Annual Report on Form 20-F generally, which is incorporated by reference into this prospectus.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

Assuming the maximum number of ADSs are sold in this offering at an assumed combined public offering price of $1.02 per ADS and accompanying Common Warrant, which represents the closing price of our ADSs on the NYSE American on July 21, 2025, and assuming no issuance of Pre-Funded Warrants in connection with this offering, we estimate the net proceeds of the offering will be approximately $4.20 million, after deducting the Placement Agent’s fees and estimated offering expenses payable by us and excluding the proceeds we may receive from the cash exercise of the Common Warrants to be issued in this offering, if any. However, this is a best efforts offering with no minimum number of securities or amount of proceeds as a condition to closing, and we may not sell all or any of these securities offered pursuant to this prospectus; as a result, we may receive significantly less in net proceeds. We cannot predict when or if the Pre-Funded Warrants, the Common Warrants and the Placement Agent Warrants will be exercised, or if they will be exercised for cash. It is possible that the Common Warrants and the Placement Agent Warrants may expire and may never be exercised.

Each $0.10 increase (decrease) in the assumed combined public offering price of $1.02 per ADS and accompanying Common Warrant would increase (decrease) the net proceeds to us from this offering, after deducting the estimated placement agent fees and estimated offering expenses payable by us, by $0.45 million, assuming that the number of ADSs and accompanying Common Warrants offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of ADSs and Common Warrants we are offering. An increase (decrease) of 100,000 in the number of ADSs we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the estimated placement agent fees and estimated offering expenses payable by us, by $0.09 million, assuming the assumed combined public offering price stays the same.

We currently intend to use the net proceeds from this offering for funding research and development and clinical trials and for other working capital and general corporate purposes. Accordingly, we retain broad discretion over the use of the net proceeds from the sale of our ADSs and Common Warrants (or Pre-Funded Warrants and Common Warrants, if applicable), pursuant to this prospectus. The precise amount and timing of the application of such proceeds will depend upon our liquidity needs and the availability and cost of other capital over which we have little or no control.

Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in a variety of capital preservation investments, short and intermediate term, interest-bearing, investment-grade instruments, U.S. government securities and highly rated corporate debt securities, although our investment policy may change following the date of this prospectus supplement. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us.

CAPITALIZATION

The following table sets forth our capitalization:

●	on an actual basis as of December 31, 2024;

●

on a pro forma basis, giving effect to the issuance and sale of (i) the sale of an aggregate of 750,000,000 Ordinary Shares represented by 2,500,000 ADSs at the offering price of $1.20 per ADS in our registered direct offering in April 2025, after deducting the placement agent fees and estimated offering expenses payable by us, resulting in net proceeds of approximately $2.64 million, (ii) the issuance of 30,000,000 Ordinary Shares represented by 100,000 ADSs to one of our service providers in consideration for services rendered to us, and (ii) the sale of an aggregate of 225,114,300 Ordinary Shares represented by 750,381 ADSs pursuant to our at-the-market sales agreement for net proceeds of $1.030 million, as if such events had occurred on or before December 31, 2024 (collectively, the “Pro Forma Adjustments”); and

●

on a pro forma as adjusted basis to further give effect to the assumed issuance and sale in this offering of 4,901,961 ADSs and accompanying Common Warrants at the assumed combined public offering price of $1.02 per ADS, the last reported sales price of our ADSs on the NYSE American on July 21, 2025, and assuming no sale of any Pre-Funded Warrants and no exercise of any Common Warrants, after deducting the estimated the Placement Agent’s fees and estimated offering expenses payable by us.

The following depiction of our capitalization on a pro forma as adjusted basis as of December 31, 2024 reflects the Pro Forma Adjustments and completion of this offering, and does not reflect exercise of any options or warrants. The adjusted amounts shown below are unaudited and represent management’s estimate. The information in this table should be read in conjunction with and is qualified by reference to the financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

	As of December 31, 2024
	Actual	Pro Forma	Pro Forma As Adjusted
	(U.S.$ in thousands)
Non-current liabilities:	$1,632	$1,632	$1,632

Shareholders’ equity:
Ordinary shares, no par value	-	-	-
Additional paid-in capital	170,670	174,484	178,688
Accumulated other comprehensive income	1,127	1,127	1,127
Accumulated deficit	(166,361)	(166,501)	(166,501)

Total shareholders’ equity	5,436	9,110	13,314

Total capitalization (long-term liabilities and equity)	$7,068	$10,742	$14,946

The above table is based on 2,983,181,793 ordinary shares outstanding as of December 31, 2024 and excludes as of such date the following:

●	124,829,000 ordinary shares issuable upon the exercise of stock options outstanding at a weighted-average exercise price of $0.03 per ordinary share (based on the exchange rate reported by the Bank of Israel on such date) equivalent to 416,097 ADSs at a weighted average exercise price of $9.00 per ADS;

●	2,659,797,128 ordinary shares represented by 8,865,990 ADSs issuable upon the exercise of outstanding warrants at a weighted-average exercise price of $2.89 per ADS; and

●	50,000,000 Ordinary Shares reserved for future awards under our 2023 Share Option Plan.

DILUTION

If you purchase our ADSs and accompanying Common Warrants in this offering, you will experience dilution to the extent of the difference between the combined public offering price per ADS and Common Warrant you pay in this offering and the net tangible book value per ADS immediately after this offering.

The net tangible book value of our ADSs on December 31, 2024 was approximately $5.43 million, or approximately $0.55 per ADS. Net tangible book value per ADS represents the amount of our total tangible assets less total liabilities divided by the total number of our ADSs outstanding.

After giving effect to the Pro Forma Adjustments, our pro forma net tangible book value as of December 31, 2024, would have been approximately $9.11 million, or approximately $0.69 per ADS.

After giving further effect to the assumed sale by us of all ADSs and accompanying Common Warrants offered by means of this prospectus at an assumed combined public offering price of $1.02 per ADS and accompanying Common Warrant, which is based on the last reported sale price of our ADSs on the NYSE American on July 21, 2025, assuming no sale of Pre-Funded Warrants and no exercise of any Common Warrants, and after deducting the Placement Agent’s fees and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2024 would have been approximately $13.31 million, or approximately $0.73 per ADS. This represents an immediate increase in net tangible book value of approximately $0.04 per ADS to existing stockholders and an immediate dilution of approximately $0.29 per ADS to new investors in this offering. The following table illustrates this per ADS dilution:

Assumed combined public offering price per ADS and accompanying Common Warrant		$1.02

Net tangible book value per ADS as of December 31, 2024	$0.55
Increase in net tangible book value per ADS attributable to Pro Forma Adjustments	$0.14
Pro forma net tangible book value per ADS as of December 31, 2024 after giving effect to the Pro Forma Adjustments	$0.69
Increase in net tangible book value per ADS attributable to investors in this offering	$0.04

Pro forma as adjusted net tangible book value per ADS as of December 31, 2024 after giving effect to this offering		$0.73
Dilution in net tangible book value per ADS to investors in this offering		$0.29

Each $0.10 increase (decrease) in an assumed combined public offering price of $1.02 per ADS and accompanying Common Warrant would increase (decrease) our pro forma as adjusted net tangible book value after this offering by $0.02 per ADS, and the dilution per ADSs to new investors by $0.08 per ADS and accompanying Common Warrant, assuming that the number of ADS and accompanying Common Warrants offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the Placement Agent’s fees and estimated offering expenses payable by us. We may also increase or decrease the number of ADS and accompanying Common Warrants we are offering. An increase (decrease) of 100,000 in the number of ADS we are offering would increase (decrease) the dilution per ADSs to new investors by $0.001 per ADS, after deducting the estimated Placement Agent’s fees and estimated offering expenses payable by us, assuming the assumed combined public offering price stays the same. The information discussed above is illustrative only and will adjust based on the actual combined public offering price, the actual number of shares that we offer in this offering, and other terms of this offering determined at pricing.

The above table is based on 2,983,181,793 ordinary shares outstanding as of December 31, 2024 and excludes as of such date the following:

●	124,829,000 ordinary shares issuable upon the exercise of stock options outstanding at a weighted-average exercise price of $0.03 per ordinary share (based on the exchange rate reported by the Bank of Israel on such date) equivalent to 416,097 ADSs at a weighted average exercise price of $9.00 per ADS;

●	2,659,797,128 ordinary shares represented by 8,865,990 ADSs issuable upon the exercise of outstanding warrants at a weighted-average exercise price of $2.89 per ADS; and

●	50,000,000 Ordinary Shares reserved for future awards under our 2023 Share Option Plan.

The above illustration does not take into account further dilution to investors in this offering that could occur upon the exercise of outstanding securities having a per ADS exercise price less than the effective public offering price per ADS in this offering. To the extent that any of these outstanding securities outstanding as of December 31, 2024, have been or are exercised in the future or we issue additional shares under our incentive plan, investors purchasing securities in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering up to 4,901,961 ADSs and Common Warrants to purchase up to 4,901,961 ADSs. In addition, we are also offering Pre-Funded Warrants to purchase up to 4,901,961 ADSs in lieu of ADSs to those investors whose purchase of ADSs in this offering would result in the investor, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the investor, 9.99%) of our outstanding Ordinary Shares following the consummation of this offering. For each Pre-Funded Warrant we sell, the number of ADSs we are offering will be decreased on a one-for-one basis. We are also offering the ADSs issuable from time to time upon exercise of the Pre-Funded Warrants and the Common Warrants offered hereby.

General

Our authorized capital stock consists of shares made up of 20,000,000,000 Ordinary Shares.

As of the date of this prospectus, there were 3,988,296,093 Ordinary Shares outstanding, represented or representable by 13,294,320 ADSs.

ADSs and Ordinary Shares

For a description of the ADSs and the Ordinary Shares underlying the ADSs, and of the provisions of our articles of association, please see Exhibit 2.1 to our Annual Report on Form 20-F for the year ended December 31, 2024, filed on April 14, 2025, which incorporated by reference herein.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of the Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

Duration, Exercise Price and Form. Each Pre-Funded Warrant offered hereby will have an initial exercise price per ADS equal to $0.001. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of ADSs issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our ADSs and the exercise price. The Pre-Funded Warrants will be issued separately from the accompanying Common Warrants and may be transferred separately immediately thereafter. The Pre-Funded Warrants will be issued in certificated form only.

Exercisability. The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise (except in the case of a cashless exercise as discussed below). Purchasers of the Pre-Funded Warrants in this offering may elect to deliver their exercise notice following the pricing of the offering and prior to the issuance of the Pre-Funded Warrants at closing to have their Pre-Funded Warrants exercised immediately upon issuance and receive ADSs underlying the Pre-Funded Warrants upon closing of this offering. A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrants to the extent that the holder would own more than 4.99% of the outstanding Ordinary Shares immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Pre-Funded Warrants up to 9.99% of the number of Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. Purchasers of Pre-Funded Warrants in this offering may also elect prior to the issuance of the Pre-Funded Warrants to have the initial exercise limitation set at 9.99% of our outstanding Ordinary Shares.

Fractional Shares. No fractional ADSs will be issued in connection with the exercise of a Pre-Funded Warrant. In lieu of fractional ADSs, we will either round up to the nearest whole number or pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Cashless Exercise. If, at the time a holder exercises its Pre-Funded Warrant, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of ADSs determined according to a formula set forth in the Pre-Funded Warrants.

Transferability. Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder. Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of our ADSs, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our ADSs, including any voting rights, until they exercise their Pre-Funded Warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our Ordinary Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of 50% or more of our outstanding Ordinary Shares, or any person or group becoming the beneficial owner of 50% or more of the voting power represented by our outstanding Ordinary Shares, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.

Common Warrants

The following summary of certain terms and provisions of the Common Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Common Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of the Common Warrants for a complete description of the terms and conditions of the Common Warrants.

Duration, Exercise Price and Form. Each Common Warrant offered hereby will have an initial exercise price per ADS equal to $         . The Common Warrants will be exercisable immediately upon issuance and will expire on the five year anniversary of the date of issuance. The exercise price and number of ADSs issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our ADSs and the exercise price. The Common Warrants will be issued separately from the ADSs or Pre-Funded Warrants, as applicable, and will be held separately immediately thereafter. A Common Warrant to purchase one ADS will be issued for every ADS or Pre-Funded Warrant purchased in this offering. The Common Warrants will be issued in certificated form only.

Exercisability. The Common Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Common Warrants to the extent that the holder would own more than 4.99% of the outstanding Ordinary Shares immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding Ordinary Shares after exercising the holder’s Common Warrant up to 9.99% of the number of Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Common Warrant. No Common Warrants exercisable for a fractional ADS will be issued in this offering.

Cashless Exercise. If, at the time a holder exercises its Common Warrant, a registration statement registering the issuance of the ADSs underlying the Common Warrant under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such ADSs, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of ADSs determined according to a formula set forth in the Common Warrants.

Fractional Shares. No fractional ADSs will be issued upon the exercise of the Common Warrant. In lieu of fractional ADSs, we will either round up to the nearest whole number or pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Transferability. Subject to applicable laws, a Common Warrant may be transferred at the option of the holder upon surrender of the Common Warrants to us together with the appropriate instrument of transfer.

Exchange Listing. There is no established public trading market for the Common Warrants, and we do not expect a market to develop. In addition, we do not intend to list the Common Warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the Common Warrants will be limited.

Right as a Stockholder. Except as otherwise provided in the Common Warrants or by virtue of such holder’s ownership of ADSs, the holders of the Common Warrants do not have the rights or privileges of holders of our ADSs, including any voting rights, until they exercise their Common Warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the form of Common Warrants, and generally including any reorganization, recapitalization or reclassification of our Ordinary Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of 50% or more of our outstanding Ordinary Shares, or any person or group becoming the beneficial owner of 50% or more of the voting power represented by our outstanding Ordinary Shares, the holders of the Common Warrants will be entitled to receive upon exercise of the Common Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Common Warrants immediately prior to such fundamental transaction. In addition, in certain circumstances, upon a fundamental transaction, the holder of a Common Warrant will have the right to require us to repurchase its Common Warrants at the Black-Scholes value; provided, however, that, if the fundamental transaction is not within our control, including not approved by our board of directors, then the holder will only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black-Scholes value of the unexercised portion of Common Warrant that is being offered and paid to the holders of our ADSs in connection with the fundamental transaction.

Placement Agent Warrants

We have also agreed to issue to the Placement Agent or its designees, the Placement Agent Warrants as compensation in connection with this offering to purchase up to 343,138 ADSs as compensation in connection with this offering. The Placement Agent Warrants will be exercisable immediately upon issuance, will have substantially the same terms as the Common Warrants described above, except that the Placement Agent Warrants will have an exercise price of $1.275 per ADS (representing 125% of the combined public offering price per ADS and accompanying Common Warrants) and a termination date that will be five years from the commencement of the sales pursuant to this offering. See “Plan of Distribution” below.

Stock Exchange Listing

Our ADSs are listed on the NYSE American under the trading symbol “CANF.”

ADS Depositary

 The Bank of New York Mellon, as Depositary, will register and deliver the ADSs. Each ADSs represents three hundred (300) ordinary shares (or a right to receive three hundred (300) ordinary shares) deposited with the principal Tel Aviv office of Bank Hapoalim, as custodian for the Depositary. Each ADS will also represent any other securities, cash or other property which may be held by the Depositary. The Depositary’s office at which our ADSs will be administered is located at the Depositary’s principal executive office, at 240 Greenwich Street, New York, New York, 10286.

PLAN OF DISTRIBUTION

Pursuant to an engagement agreement dated March 20, 2025 (the “Engagement Agreement”) we have engaged H.C. Wainwright & Co., LLC to act as our exclusive Placement Agent to solicit offers to purchase the securities offered pursuant to this prospectus on a reasonable best efforts basis. The Engagement Agreement does not give rise to any commitment by the Placement Agent to purchase any of our securities, and the Placement Agent will have no authority to bind us by virtue of the Engagement Agreement. The Placement Agent is not purchasing or selling any of the securities offered by us under this prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of securities, other than to use its “reasonable best efforts” to arrange for the sale of such securities by us. Therefore, we may not sell all of the securities being offered. The terms of this offering were subject to market conditions and negotiations between us, the Placement Agent and prospective investors. This is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering. Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us. The Placement Agent does not guarantee that it will be able to raise new capital in any prospective offering. The Placement Agent may engage sub-agents or selected dealers to assist with the offering.

Investors purchasing securities offered hereby will have the option to execute a securities purchase agreement with us. In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract is material to larger purchasers in this offering as a means to enforce (i) a covenant to not enter into variable rate financings for a period of one year following the closing of the offering, subject to an exception, and (ii) a covenant to not enter into any equity financings for 45 days from closing of the offering, subject to certain exceptions. The nature of the representations, warranties and covenants in the securities purchase agreements shall include:

●	standard issuer representations and warranties on matters such as organization, qualification, authorization, no conflict, no governmental filings required, current in SEC filings, no litigation, labor or other compliance issues, environmental, intellectual property and title matters and compliance with various laws such as the Foreign Corrupt Practices Act; and

●	covenants regarding matters such as registration of warrant shares, no integration with other offerings, no stockholder rights plans, no material nonpublic information, use of proceeds, indemnification of purchasers, reservation and listing of ordinary shares, no subsequent equity sales for 45 days from closing, subject to certain exceptions, and an agreement to not enter into variable rate financings for one year from closing, subject to an exception.

The securities will be offered at a fixed price and are expected to be issued in a single closing. We expect this offering to be completed not later than one business day following the commencement of this offering, which will be the date that we enter into a securities purchase agreement to sell the securities offered hereby. We expect to close the offering on or before          , 2025. We will deliver all securities to be issued in connection with this offering delivery versus payment/receipt versus payment upon receipt of investor funds received by us. Accordingly, neither we nor the Placement Agent have made any arrangements to place investor funds in an escrow account or trust account since the Placement Agent will not receive investor funds in connection with the sale of the securities offered hereunder.

We expect to deliver the ADSs, Pre-Funded Warrants and Common Warrants being offered pursuant to this prospectus on or about          , 2025.

Fees and Expenses

The following table shows the per ADS and accompanying Common Warrant and per Pre-Funded Warrant and accompanying Common Warrant and total placement agent fees we will pay in connection with the sale of the securities in this offering.

	Per ADS and Accompanying Common Warrant	Per Pre-Funded Warrant and Accompanying Common Warrant	Total
Combined public offering price
Placement agent fees
Proceeds to us, before expenses

We have agreed to pay the Placement Agent a cash fee equal to 7.0% of the aggregate gross proceeds raised in this offering. In addition, we have agreed to pay the Placement Agent a management fee equal to 1.0% of the gross proceeds raised in this offering and to reimburse the Placement Agent $50,000 for its non-accountable expenses and up to $100,000 for legal fees and out-of-pocket expenses and for its clearing expenses in the amount of up to $15,950. We estimate the total offering expenses of this offering that will be payable by us, excluding the Placement Agent fees and expenses, will be approximately $246,000.

Placement Agent Warrants

In addition, we have agreed to issue to the Placement Agent, or its designees, the Placement Agent Warrants to purchase up to 343,138 ADSs (which represents 7.0% of the aggregate number of ADSs issued in this offering and issuable upon the exercise of the Pre-Funded Warrants issued in this offering) with an exercise price of $1.275 per ADS (representing 125% of the combined public offering price per ADS and accompanying Common Warrant). The Placement Agent Warrants will be exercisable immediately. The Placement Agent Warrants will expire five years from the date of the commencement of sales in this offering. The Placement Agent Warrants are registered on the registration statement of which this prospectus is a part. The form of the Placement Agent Warrants is included as an exhibit to this registration statement of which this prospectus forms a part.

Lock-up Agreements

Each of our officers and directors have agreed with the Placement Agent to be subject to a lock-up period of 60 days following the date of closing of the offering pursuant to this prospectus. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any of the ADSs or any securities convertible into, or exercisable or exchangeable for, ADSs, subject to customary exceptions. The Placement Agent may waive the terms of these lock-up agreements in its sole discretion and without notice.

We have also agreed to a similar lock-up restrictions on the issuance and sale of our securities for 45 days following the closing of this offering, subject to certain exceptions. The Placement Agent may waive the terms of this lock-up agreement in its sole discretion and without notice. In addition, we have agreed to not issue any securities that are subject to a price reset based on the trading prices of our shares or upon a specified or contingent event in the future, or enter into any agreement to issue securities at a future determined price for a period of one year following the closing date of this offering, subject to an exception. The Placement Agent may waive this prohibition in its sole discretion and without notice.

Tail

We have also agreed to pay the Placement Agent a tail fee equal to the cash and warrant compensation in this offering, if any investor, who was contacted or introduced to us by the Placement Agent and brought over-the-wall by the Placement Agent during the term of its engagement, provides us with capital in any public or private offering or other financing or capital raising transaction of any kind (a “Tail Financing”), if such Tail Financing is consummated at any time within the 12-month period following the expiration or termination of the Engagement Agreement.

Regulation M

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Indemnification

We have agreed to indemnify the Placement Agent against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the Placement Agent may be required to make for these liabilities.

In addition, we will indemnify the purchasers of securities in this offering against liabilities arising out of or relating to (i) any breach of any of the representations, warranties, covenants or agreements made by us in the securities purchase agreement or related documents or (ii) any action instituted against a purchaser by a third party (other than a third party who is affiliated with such purchaser) with respect to the securities purchase agreement or related documents and the transactions contemplated thereby, subject to certain exceptions.

Determination of Offering Price and Common Warrants Exercise Price

The actual offering price of the securities we are offering has been negotiated between us and the investors in the offering based on the trading of our ADSs and warrants prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering include our history and our prospects, the state of the industry in which we operate, our recent operating results, including results of our pre-clinical studies and clinical trials, the general condition of the securities markets at the time of this offering, and such other factors as were deemed relevant.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the Placement Agent, if any, participating in this offering and the Placement Agent may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the Placement Agent, and should not be relied upon by investors.

Other Relationships

From time to time, the Placement Agent or its affiliates have in the past or may in the future provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with the Placement Agent for any further services. The Placement Agent acts as our exclusive sales agent in connection with our at-the-market sales agreement and acted as our exclusive placement agent in connection with our April 2025 registered direct offering, for which it received compensation.

In addition, in the ordinary course of their business activities, the Placement Agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The Placement Agent and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

TAXATION

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our ordinary shares or ADSs. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Certain Israeli Tax Considerations

The following is a brief summary of the material Israeli tax laws applicable to us and certain Israeli Government programs that benefit us. This section also contains a discussion of material Israeli tax consequences concerning the ownership and disposition of our ordinary shares. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on new tax legislation that has not yet been subject to judicial or administrative interpretation, we cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below.

You are urged to consult your own tax advisor as to the Israeli and other tax consequences of the purchase, ownership and disposition of our ADSs, including, in particular, the effect of any non-Israeli, state or local taxes.

General Corporate Tax Structure in Israel

Israeli resident (as defined below) companies, such as us, are generally subject to corporate tax at the rate of 23% since 2018. However, the effective tax rate imposed on a company that derives income from a Preferred Enterprise or a Preferred Technology Enterprise (as discussed below) may be considerably lower. Capital gains derived by an Israeli company are generally subject to tax at the prevailing corporate tax rate.

Law for the Encouragement of Capital Investments, 5719-1959:

Tax Benefits for Income from Preferred Enterprise

The Law for the Encouragement of Capital Investments, 5719-1959 (the “Investment Law”), currently provides certain tax benefits for income generated by “Preferred Companies” from their “Preferred Enterprises.” The definition of a Preferred Company includes, inter alia, a company incorporated in Israel and that is not wholly owned by a governmental entity, which:

●	owns a Preferred Enterprise, which is defined as an “Industrial Enterprise” (as defined under the Investment Law) that is classified as either a “Competitive Enterprise” (as defined under the Investment Law) or a “Competitive Enterprise in the Field of Renewable Energy” (as defined under the Investment Law);

●	is controlled and managed from Israel;

●	is not a “Family Company,” a “Home Company,” or a “Kibbutz” (collective community) as defined under the Income Tax Ordinance;

●	keeps acceptable ledgers and files reports in accordance with the provisions of the Investment Law and the Income Tax Ordinance; and

●	was not, and certain officers of which were not, convicted of certain crimes in the 10 years prior to the tax year with respect to which benefits are being claimed.

As of January 1, 2017, a Preferred Company is currently entitled to a reduced corporate tax rate of 16% with respect to its income derived by its Preferred Enterprise, unless the Preferred Enterprise is located in development area A, in which case the rate is currently 7.5% (our operations are currently not located in development area A).

Dividends paid out of income attributed to a Preferred Enterprise are generally subject to tax at the rate of 20% or such lower rate as may be provided in an applicable tax treaty. However, if such dividends are paid to an Israeli company, such dividends should be exempt from tax (although, if such dividends are subsequently distributed to non-Israeli individuals or a non-Israeli company, tax at a rate of 20% or such lower rate as may be provided in an applicable tax treaty will apply).

If in the future we generate taxable income, to the extent that we qualify as a “Preferred Company,” the benefits provided under the Investment Law could potentially reduce our corporate tax liabilities. Therefore, the termination or substantial reduction of the benefits available under the Investment Law could materially increase our tax liabilities.

Tax Benefits for Income from Preferred Technology Enterprise

An amendment to the Investment Law was enacted as part of the Economic Efficiency Law that was published on December 29, 2016, and entered into effect as of January 1, 2017 (the “2017 Amendment”). The 2017 Amendment provides additional tax benefits to Preferred Companies for “Technology Enterprises,” as described below, and is in addition to the Preferred Enterprise regime provided under the Investment Law.

The 2017 Amendment provides that a technology company satisfying certain conditions will qualify as a “Preferred Technology Enterprise” and may thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technology Income,” as defined in the Investment Law. The tax rate is further reduced to 7.5% for a Preferred Technology Enterprise located in development area A. In addition, a Preferred Technology Enterprise may enjoy a reduced capital gains tax rate of 12% on capital gain derived from the sale of certain “Benefited Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefited Intangible Assets were acquired from a foreign company on or after January 1, 2017 for at least NIS 200 million, pending that the sale receives is pre-approved by the IIA.

Dividends distributed by a Preferred Technology Enterprise that are paid out of Preferred Technology Income are subject to tax at the rate of 20%, but if they are distributed to a foreign company and at least 90% of the shares of the distributing company are held by foreign resident companies then the tax rate may be as low as 4%, subject to the fulfillment of certain conditions.

Pre-Ruling from the Israeli Income Tax Authorities

In connection with the spin-off, we received a pre-ruling decision from the Israeli Income Tax Authority which confirms: (i) that the grant of the license to Eye-Fite is not liable for tax pursuant to the provisions of section 104a to the Income Tax Ordinance (New Version), 1961, or the Ordinance; (ii) that OphthaliX is considered the receiving company pursuant to section 103c(7)(b) to the Ordinance; (iii) that the sale of Eye-Fite shares to OphthaliX as consideration for OphthaliX shares does not create liability for tax pursuant to the provisions of section 103t to the Ordinance, or change in structure; and (iv) the date for the change in structure was determined. According to the tax pre-ruling, the date of change in structure shall also be the date of exchange of shares with respect to the spin-off and notification to the tax assessor. We and Eye-Fite presented to the tax assessor and the merger and spin-off department of the tax assessor the forms required by the Ordinance and the regulations thereunder. The tax pre-ruling further provides that the grant of a license to Eye-Fite as consideration for the issuance of Eye-Fite shares to us does not create liability for tax pursuant to the provisions of section 104a to the Ordinance.

According to the pre-ruling, we must not sell more than 10% of our common stock holdings in OphthaliX issued in connection with the change in structure for at least two years from the date of the change (i.e., November 21, 2011), OphthaliX must not sell more than 10% of its ordinary share holdings in Eye-Fite received in connection with the change in structure for at least two years from the date of the change and Eye-Fite must retain the assets received from us in connection with the change in structure for at least two years from the date of the change.

The shares of Eye-Fite which were transferred to OphthaliX in connection with the change in structure will be held in escrow. The sale of these shares will be deemed as a sale by an Israeli company and will be taxed accordingly. The trustee will withhold tax at the source.

The shares of OphthaliX which were transferred to us in connection with the change in structure will be held in escrow. The sale of these shares will be deemed as a sale by an Israeli company and will be taxed accordingly. The trustee will withhold tax at the source.

Any dividend distributed by Eye-Fite to OphthaliX will be taxed in Israel in accordance with paragraph 125b(5) of the Israeli Tax Ordinance.

A description of the terms of the pre-ruling is also included in the notes to the financial statements.

The Encouragement of Research, Development and Technological Innovation in the Industry Law 5744-1984

Under the Encouragement of Research, Development and Technological Innovation in the Industry Law 5744-1984 (formerly known as the Law for the Encouragement of Research and Development in Industry 5744-1984), or the Innovation Law, and the regulations and guidelines promulgated thereunder, research and development programs which meet specified criteria and are approved by a committee of the IIA, are eligible for grants. The grants awarded are typically up to 50% of the project’s expenditures, as determined by the research committee. The grantee is required to pay royalties to the State of Israel from the sale of products developed under the program. Regulations under the Innovation Law generally provide for the payment of royalties of 3% to 6% on income generated from products and services based on technology developed using grants, until 100% of the grant, linked to the dollar and bearing interest at the LIBOR rate, is repaid. In July 2017, new regulations came into force. According to the new regulations, the royalties range between 1.3-5% depending on the company’s size and sector. The terms of the IIA participation also require that products developed with IIA grants be manufactured in Israel and that the know-how developed thereunder may not be transferred outside of Israel, unless approval is received from the IIA and additional payments are made to the IIA. However, this does not restrict the export of products that incorporate the funded know-how. The royalty repayment ceiling can reach up to three times the amount of the grant received (plus interest) if manufacturing is transferred outside of Israel, and repayment of up to six times the amount of the grant (plus interest) may be required if the technology itself is transferred outside of Israel or license to use it was granted to a foreign entity.

Taxation of our Shareholders

Capital Gains Tax

Israeli law generally imposes a capital gains tax (i) on the sale of any capital assets by residents of Israel, as defined for Israeli tax purposes, and (ii) on the sale of capital assets located in Israel, including shares of Israeli companies, by non-residents of Israel, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise. The law distinguishes between real gain and inflationary surplus. The inflationary surplus is a portion of the total capital gain that is equivalent to the increase of the relevant asset’s purchase price which is attributable to the increase in the Israeli consumer price index or a foreign currency exchange rate between the date of purchase and the date of sale. The real gain is the excess of the total capital gain over the inflationary surplus.

Israeli Residents

Generally, as of January 1, 2012 and thereafter, the tax rate applicable to real capital gains derived from the sale of shares, whether listed on a stock market or not, is 25% for Israeli individuals, unless such shareholder claims a deduction for financing expenses in connection with such shares, in which case the gain will generally be taxed at a rate of 30%. Additionally, if such shareholder is considered a “substantial shareholder” (SSH) at the time of the sale or at any time during the 12-month period preceding such sale, the tax rate will be 30%. A “substantial shareholder” is defined as one who holds, directly or indirectly, alone or “together with another” (i.e., together with a relative, or together with someone who is not a relative but with whom, according to an agreement, there is regular cooperation in material matters of the company, directly or indirectly), directly or indirectly, at least 10% of any of the “means of control” in the company. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or instruct someone who holds any of the aforementioned rights regarding the manner in which such rights are to be exercised. However, different tax rates will apply to dealers in securities. Israeli companies are subject to capital gains tax at the regular corporate tax rate (i.e., 23% for the tax year 2018 and thereafter) on real capital gains derived from the sale of listed shares.

As of January 1, 2024, Israeli resident shareholders who are individuals with taxable income that exceeds NIS 721,560 in a tax year (linked to the Israeli consumer price index each year) will be subject to an additional tax at the rate of 3% on the portion of their taxable income for such tax year that is in excess of NIS 721,560 (linked to the Israeli consumer price index each year). For this purpose, taxable income includes taxable capital gains from the sale of our shares and taxable income from dividend distributions.

In some instances where our shareholders are liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source.

Non-Israeli Residents

A non-Israeli resident who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel will be exempt from Israeli tax so long as the shares were not held through a permanent establishment that the non-resident maintains in Israel. However, non-Israeli resident corporations will not be entitled to the foregoing exemption if (i) an Israeli resident has a controlling interest, directly or indirectly, alone, “together with another” (as defined above), or together with another Israeli resident, of more than 25% in one or more of the “means of control” (as defined above) in such non-Israeli resident corporation, or (ii) Israeli residents are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli resident corporation, whether directly or indirectly.

In addition, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, pursuant to the provisions of the Convention between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended (the “U.S.-Israel Tax Treaty”), capital gains arising from the sale, exchange or disposition of our ordinary shares by (i) a person who qualifies as a resident of the United States within the meaning of the U.S.-Israel Tax Treaty, (ii) who holds the shares as a capital asset, and (iii) who is entitled to claim the benefits afforded to such person by the U.S.-Israel Tax Treaty generally is generally exempt from Israeli capital gains tax. Such exemption will not apply if: (i) such person holds, directly or indirectly, shares representing 10% or more of our voting power during any part of the 12-month period preceding such sale, exchange, or disposition, subject to particular conditions; (ii) the capital gains from such sale, exchange, or disposition are attributable to a permanent establishment in Israel; or (iii) such person is an individual and was present in Israel for 183 days or more during the relevant tax year. In such case, the capital gain arising from the sale, exchange, or disposition of our ordinary shares would be subject to Israeli tax, to the extent applicable; however, under the U.S.-Israel Tax Treaty, the taxpayer may be permitted to claim a credit for such taxes against the U.S. federal income tax imposed with respect to such sale, exchange, or disposition, subject to the limitations under U.S. law applicable to foreign tax credits. The U.S.-Israel Tax Treaty does not relate to U.S. state or local taxes.

Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to refrain from withholding at source at the time of sale.

It should be noted that in the event that the real capital gain realized by an individual shareholder is not exempt from tax in Israel, the tax rates applicable to Israeli resident individual shareholders should generally apply.

In some instances where our shareholders may be liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source.

Taxation of Dividend Distributions

Israeli Residents

Israeli resident individuals are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares, other than bonus shares (share dividends). As of January 1, 2012 and thereafter, the tax rate applicable to such dividends is generally 25%. With respect to a person who is a “substantial shareholder” (as defined above) at the time the dividend is received or at any time during the preceding 12-month period, the applicable tax rate is 30%. Dividends paid from income derived from Preferred Enterprises and Preferred Technology Enterprises will generally be subject to income tax at a rate of 20%.

As of January 1, 2024, Israeli resident shareholders who are individuals with taxable income that exceeds NIS 721,560 in a tax year (linked to the Israeli consumer price index each year) will be subject to an additional tax at the rate of 3% on the portion of their taxable income for such tax year that is in excess of NIS 721,560 (linked to the Israeli consumer price index each year). For this purpose, taxable income includes taxable capital gains from the sale of our shares and taxable income from dividend distributions.

Dividends paid to an Israeli resident individual shareholder on our ordinary shares will generally be subject to withholding tax at the rates corresponding with the income tax rates detailed above unless we are provided in advance with a withholding tax certificate issued by the Israel Tax Authority stipulating a different rate.

Notwithstanding the above, dividends paid to an Israeli resident “substantial shareholder” (as defined above) on publicly traded shares, like our ordinary shares, which are held via a “nominee company” (as defined under the Israeli Securities Law), are generally subject to Israeli withholding tax at a rate of 25%, unless a different rate is provided under an applicable tax treaty, provided that a certificate from the Israel Tax Authority allowing for a reduced withholding tax rate is obtained in advance.

If the dividend is attributable partly to income derived from a Preferred Enterprise or a Preferred Technology Enterprise and partly to other sources of income, the tax rate will be a blended rate reflecting the relative portions of the various types of income. We cannot assure you that we will designate the profits that are being distributed in a way that will reduce shareholders’ tax liability.

Israeli resident companies are generally exempt from tax on the receipt of dividends paid on our ordinary shares.

Non-Israeli Residents

Unless a tax relief is provided by a treaty between Israel and the shareholder’s country of residence, non-Israeli residents are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%. With respect to a person (including a corporation) who is a “substantial shareholder” (as defined above) at the time of receiving the dividend or at any time during the preceding 12-month period, absent treaty relief as mentioned above, the applicable Israeli income tax rate is 30%. Notwithstanding the above, dividends paid from income derived from Preferred Enterprises will be subject to Israeli income tax at a rate of 20%. In addition, dividends distributed by a Preferred Technology Enterprise that are paid out of Preferred Technology Income are subject to tax at the rate of 20%, but if they are distributed to a foreign company and at least 90% of the shares of the distributing company are held by foreign resident companies then the tax rate may be as low as 4%, subject to the fulfillment of certain conditions.

In this regard, dividends paid to a non-Israeli resident shareholder on our ordinary shares will generally be subject to withholding tax at the rates corresponding with the income tax rates detailed above unless we are provided in advance with a withholding tax certificate issued by the Israel Tax Authority stipulating a different rate (e.g., in accordance with the provisions of an applicable tax treaty).

Notwithstanding the above, dividends paid to a non-Israeli resident “substantial shareholder” (as defined above) on publicly traded shares, like our ordinary shares, which are held via a “nominee company” (as defined under the Israeli Securities Law), are generally subject to Israeli withholding tax at a rate of 25%, unless a different rate is provided under an applicable tax treaty, provided that a certificate from the Israel Tax Authority allowing for a reduced withholding tax rate is obtained in advance.

In addition, it should be noted that an additional 3% tax might be applicable to individual shareholders if certain conditions are met.

Under the U.S.-Israel Tax Treaty, the maximum Israeli tax on dividends paid to a holder of ordinary shares who qualifies as a resident of the United States within the meaning of the U.S.-Israel Tax Treaty is 25%. Such tax rate is generally reduced to 12.5% if: (i) the shareholder is a U.S. corporation and holds at least 10% of the outstanding shares of our voting stock during the part of our tax year that precedes the date of payment of the dividends and during the whole of our prior tax year; (ii) not more than 25% of our gross income in the tax year preceding the payment of the dividends consists of interest or dividends, other than dividends or interest received from subsidiary corporations 50% or more of the outstanding shares of voting stock of which is owned by us at the time such dividends or interest are received by us; and (iii) the dividends are not sourced from income derived during a period for which we were entitled to the reduced tax rate applicable to a Preferred Enterprise under the Investment Law. If the dividends are sourced from income derived during a period for which we are entitled to the reduced tax rate applicable to a Preferred Enterprise or a Preferred Technology Enterprise under the Investment Law, to the extent that the first two conditions detailed above are met, the Israeli tax rate applicable to such dividends should be 15%.

If the dividend is attributable partly to income derived from a Preferred Enterprise or a Preferred Technology Enterprise and partly to other sources of income, the tax rate will be a blended rate reflecting the relative portions of the various types of income. We cannot assure you that we will designate the profits that are being distributed in a way that will reduce shareholders’ tax liability.

Estate and gift tax

Israeli law presently does not impose estate tax.

Israeli law also does not presently impose gift taxes upon the transfer of assets to Israeli resident individuals so long as it is demonstrated to the satisfaction of the Israel Tax Authority that the transfer was executed in good faith.

Certain Material United States Federal Income Tax Considerations

The following is a general summary of certain material United States federal income tax considerations relating to the purchase, ownership and disposition of our Ordinary Shares, ADSs, Common Warrants, and Pre-Funded Warrants by U.S. Holders (as defined below) that hold such Ordinary Shares, ADSs, Common Warrants, and Pre-Funded Warrants as capital assets (generally, property held for investment). This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, the regulations of the U.S. Department of the Treasury issued pursuant to the Code, or the Treasury Regulations, administrative and judicial interpretations thereof, and the U.S.-Israel Income Tax Treaty, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. No ruling has been sought from the IRS, with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This summary does not address all of the tax considerations that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law, including but not limited to, (1) a bank, insurance company, regulated investment company, or other financial institution or “financial services entity”; (2) a broker or dealer in securities or foreign currency; (3) a person who acquired our Ordinary Shares, ADSs, Common Warrants, or Pre-Funded Warrants in connection with employment or other performance of services; (4) a U.S. Holder that is subject to the U.S. alternative minimum tax; (5) a U.S. Holder that holds our Ordinary Shares, ADSs, Common Warrants, or Pre-Funded Warrants as a hedge or as part of a hedging, straddle, conversion or constructive sale transaction or other risk-reduction transaction for U.S. federal income tax purposes; (6) a retirement plan or tax-exempt entity; (7) real estate investment trusts or grantor trusts; (8) a U.S. Holder that expatriates out of the United States or a former long-term resident of the United States; or (9) a U.S. Holder having a functional currency other than the U.S. dollar. This discussion does not address the U.S. federal income tax treatment of a U.S. Holder that owns, directly or constructively, at any time, Ordinary Shares or ADSs representing 10% or more of our voting power or value (including by treating U.S. Holders of Common Warrants, Pre-Funded Warrants, or other options to acquire our Ordinary Shares or ADSs as owning such Ordinary Shares or ADSs). Additionally, this summary does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations or any U.S. federal tax consequences other than U.S. federal income tax consequences. In addition, this discussion assumes that a U.S. Holder will not be entitled to a fractional share upon the exercise of a Common Warrant or Pre-Funded Warrant.

As used in this summary, the term “U.S. Holder” means a beneficial owner of our Ordinary Shares, ADSs, Common Warrants, or Pre-Funded Warrants that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or that has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person.”

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Ordinary Shares, ADSs, Common Warrants, or Pre-Funded Warrants, the tax treatment of such partnership and each person or entity treated as a partner thereof will generally depend upon the status and activities of the partnership and such partner. A holder that is treated as a partnership for U.S. federal income tax purposes should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners of the purchase, ownership and disposition of its Ordinary Shares, ADSs, Common Warrants, or Pre-Funded Warrants.

The discussions under “— Distributions” and under “— Sale, Exchange or Other Disposition of Ordinary Shares, ADSs, Common Warrants, and Pre-Funded Warrants” below assume that we will not be treated as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. Based on our analysis of our income, assets, and operations, we believe that we may have been a PFIC for the preceding taxable year. Because the PFIC determination is highly fact intensive, there can be no assurance that we will not be a PFIC for 2025 or for any other taxable year. For a discussion of the rules that would apply if we are treated as a PFIC, see the discussion under “— Passive Foreign Investment Company.”

This summary is not intended to be, and should not be considered to be, legal or tax advice. Investors should be aware that this summary does not address the tax consequences to investors who are not U.S. Holders. Investors should consult their own tax advisors as to the particular tax considerations applicable to them relating to the purchase, ownership and disposition of their Ordinary Shares, ADSs, Common Warrants, or Pre-Funded Warrants, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Tax Characterization of Pre-funded Warrants

Although the appropriate characterization of Pre-Funded Warrants under the tax law is unsettled, it is likely that the Pre-Funded Warrants will be treated as a class of our Ordinary Shares for U.S. federal income tax purposes. However, it is possible that the IRS could treat the Pre-Funded Warrants as warrants to acquire our ADSs. If the Pre-Funded Warrants are not treated as a class of our Ordinary Shares for U.S. federal income tax purposes and are instead treated as warrants to acquire our ADSs, then the U.S. federal income tax treatment of Pre-Funded Warrants generally should be the same as the treatment of Common Warrants as described below and the holding period of an ADS acquired pursuant to the exercise of a Pre-Funded Warrant would not include the period during which the Pre-Funded Warrant was held. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in our Pre-Funded Warrants.

Ownership of ADSs

For U.S. federal income tax purposes, we expect that a holder of ADSs generally should be treated as the owner of the Ordinary Shares represented by such ADSs. As a result, gain or loss is generally not expected to be recognized on account of exchanges of Ordinary Shares for ADSs, or of ADSs for Ordinary Shares.

Distributions

We have no current plans to pay dividends. To the extent we pay any dividends, a U.S. Holder will be required to include in gross income as a taxable dividend the amount of any distributions made on the Ordinary Shares or ADSs, including the amount of any Israeli taxes withheld, to the extent that those distributions are paid out of our current and/or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distributions in excess of our earnings and profits will be applied against and will reduce the U.S. Holder’s tax basis in its Ordinary Shares or ADSs and to the extent they exceed that tax basis, will be treated as gain from the sale or exchange of those Ordinary Shares or ADSs. We do not expect to maintain calculations of our earnings and profits under U.S. federal income tax principles and, therefore, U.S. Holders should expect that the entire amount of any distribution generally will be reported as dividend income. If we were to pay dividends, we expect to pay such dividends in NIS with respect to the Ordinary Shares and in U.S. dollars with respect to ADSs. A dividend paid in NIS, including the amount of any Israeli taxes withheld, will be includible in a U.S. Holder’s income as a U.S. dollar amount calculated by reference to the exchange rate in effect on the date such dividend is received, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted to U.S. dollars on the date of receipt, a U.S. Holder generally will not recognize a foreign currency gain or loss. However, if the U.S. Holder converts the NIS into U.S. dollars on a later date, the U.S. Holder must include, in computing its income, any gain or loss resulting from any exchange rate fluctuations. The gain or loss will be equal to the difference between (i) the U.S. dollar value of the amount included in income when the dividend was received and (ii) the amount received on the conversion of the NIS into U.S. dollars. Such gain or loss will generally be ordinary income or loss and United States source for U.S. foreign tax credit purposes. U.S. Holders should consult their own tax advisors regarding the tax consequences to them if we pay dividends in NIS or any other non-U.S. currency.

Subject to certain significant conditions and limitations, including potential limitations under the U.S.-Israel Tax Treaty, any Israeli taxes paid on or withheld from distributions from us and not refundable to a U.S. Holder may be credited against the investor’s U.S. federal income tax liability or, alternatively, may be deducted from the investor’s taxable income. The election to credit or deduct foreign taxes is made on a year-by-year basis and applies to all foreign taxes paid by a U.S. Holder or withheld from a U.S. Holder that year. Dividends paid on the Ordinary Shares generally will constitute income from sources outside the United States and be categorized as “passive category income” or, in the case of some U.S. Holders, as “general category income” for U.S. foreign tax credit purposes.

 As a result of recent changes to the U.S. foreign tax credit rules, a withholding tax may need to satisfy certain additional requirements in order to be considered a creditable tax for a U.S. Holder. We have not determined whether these requirements have been met and, accordingly, no assurance can be given that any withholding tax on dividends paid by us will be creditable. Because the rules governing foreign tax credits are complex, U.S. Holders should consult their own tax advisor regarding the availability of foreign tax credits in their particular circumstances.

Dividends paid on the Ordinary Shares and ADSs will not be eligible for the “dividends-received” deduction generally allowed to corporate U.S. Holders with respect to dividends received from U.S. corporations.

 Certain distributions treated as dividends that are received by an individual U.S. Holder from “qualified foreign corporations” generally qualify for a 20% tax rate so long as certain holding period and other requirements are met. A non-U.S. corporation (other than a corporation that is treated as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (ii) with respect to any dividend it pays on stock (or ADSs in respect of such stock) which is readily tradable on an established securities market in the United States. Dividends paid by us in a taxable year in which we are not a PFIC and with respect to which we were not a PFIC in the preceding taxable year are expected to be eligible for the 20% tax rate, although we can offer no assurances in this regard. However, any dividend paid by us in a taxable year in which we are a PFIC or were a PFIC in the preceding taxable year will be subject to tax at regular ordinary income rates. Because the PFIC determination is highly fact intensive, there can be no assurance that we will not be a PFIC in 2025 or in any other taxable year. The additional 3.8% “net investment income tax” (described below) may apply to dividends received by certain U.S. Holders who meet certain modified adjusted gross income thresholds.

Adjustments with respect to Common Warrants and Pre-Funded Warrants

 The terms of the Common Warrants and Pre-Funded Warrants provide for an adjustment to the number of Ordinary Shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment that has the effect of preventing dilution generally is not taxable. However, the U.S. Holders of the Common Warrants or Pre-Funded Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through a decrease in the exercise price of the Common Warrants or Pre-Funded Warrants) as a result of a distribution of cash to the holders of our Ordinary Shares or ADSs, which is taxable to the U.S. Holders of such Ordinary Shares or ADSs as described under “—Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the Common Warrants or Pre-Funded Warrants received a cash distribution from us equal to the fair market value of such increased interest. U.S. Holders of Common Warrants and Pre-Funded Warrants are urged to consult their own tax advisors on these issues.

Sale, Exchange or Other Disposition of Ordinary Shares, ADSs, Common Warrants, and Pre-Funded Warrants

Subject to the discussion under “— Passive Foreign Investment Company” below, a U.S. Holder generally will recognize capital gain or loss upon the sale, exchange or other taxable disposition of our Ordinary Shares, ADSs, Common Warrants, or Pre-Funded Warrants in an amount equal to the difference between the amount realized on the sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in such securities. This capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in our securities exceeds one year. Preferential tax rates for long-term capital gain (currently, with a maximum rate of 20%) will apply to individual U.S. Holders. The deductibility of capital losses is subject to limitations. The gain or loss will generally be income or loss from sources within the United States for U.S. foreign tax credit purposes, subject to certain exceptions in the U.S.-Israel Tax Treaty. The additional 3.8% “net investment income tax” (described below) may apply to gains recognized upon the sale, exchange, or other taxable disposition of our securities by certain U.S. Holders who meet certain modified adjusted gross income thresholds.

U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of receiving currency other than U.S. dollars upon the disposition of their Ordinary Shares, ADSs, Common Warrants, or Pre-Funded Warrants.

Exercise or Lapse of Common Warrants and Pre-Funded Warrants

Subject to the discussion under “—Passive Foreign Investment Company” below, a U.S. Holder generally will not recognize gain or loss upon the exercise of a Common Warrant or Pre-Funded Warrant for cash. An ADS acquired pursuant to the exercise of a Common Warrant or Pre-Funded Warrant for cash generally will have a tax basis equal to the U.S. Holder’s tax basis in the Common Warrant or Pre-Funded Warrant, increased by the amount paid to exercise the Common Warrant or Pre-Funded Warrant. The holding period of an ADS acquired pursuant to the exercise of a Common Warrant generally would begin on the day after the date of exercise of the Common Warrant. Subject to the discussion above regarding the tax characterization of the Pre-Funded Warrants, the holding period of a Pre-Funded Warrant should carry over to an ADS acquired pursuant to the exercise of a Pre-Funded Warrant. If a Common Warrant or Pre-Funded Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of Common Warrants or Pre-Funded Warrants are unclear and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the cashless exercise of Common Warrants or Pre-Funded Warrants, including with respect to whether the exercise is a taxable event, and their holding period and tax basis in the ADSs received.

Passive Foreign Investment Company

In general, a corporation organized outside the United States will be treated as a PFIC for U.S. federal income tax purposes in any taxable year in which either (i) at least 75% of its gross income is “passive income” or (ii) on average at least 50% of its assets (by value) produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, certain dividends, interest, royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. Passive income also includes amounts derived by reason of the temporary investment of funds, including those raised in the public offering. Assets that produce or are held for the production of passive income may include cash, even if held as working capital or raised in a public offering, as well as marketable securities and other assets that may produce passive income. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

Under the tests described above, whether or not we are a PFIC will be determined annually based upon the composition of our income and the composition and valuation of our assets, all of which are subject to change.

Based on our analysis of our income, assets, and operations, we believe that we may have been a PFIC for preceding taxable year. Because the PFIC determination is highly fact intensive, there can be no assurance that we will not be a PFIC in 2025 or in any other taxable year. Even if we determine that we are not a PFIC after the close of a taxable year, there can be no assurance that a court or the IRS will agree with our conclusion.

Default PFIC Rules. If we are a PFIC for any tax year, a U.S. Holder who does not make a timely QEF election or a mark-to-market election, referred to in this disclosure as a “Non-Electing U.S. Holder,” will be subject to special rules with respect to (i) any “excess distribution” (generally, the portion of any distributions received by the Non-Electing U.S. Holder on the Ordinary Shares or ADSs (or warrants, to the extent applicable) in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing U.S. Holder in the three preceding taxable years, or, if shorter, the Non-Electing U.S. Holder’s holding period for the Ordinary Shares or ADSs), and (ii) any gain realized on the sale or other disposition of Ordinary Shares, ADSs, Common Warrants, or Pre-Funded Warrants. Under these rules:

●	the excess distribution or gain would be allocated ratably over the Non-Electing U.S. Holder’s holding period for such Ordinary Shares, ADSs, Common Warrants, or Pre-Funded Warrants;

●	the amount allocated to the current taxable year and any year prior to us becoming a PFIC would be taxed as ordinary income; and

●	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

If a Non-Electing U.S. Holder who is an individual dies while owning our Ordinary Shares, ADSs, Common Warrants, or Pre-Funded Warrants, the Non-Electing U.S. Holder’s successor would be ineligible to receive a step-up in tax basis of such Ordinary Shares, ADSs, Common Warrants, or Pre-Funded Warrants. Non-Electing U.S. Holders should consult their tax advisors regarding the application of the “net investment income tax” (described below) to their specific situation.

To the extent a distribution on our Ordinary Shares or ADSs (or warrants, to the extent applicable) does not constitute an excess distribution to a Non-Electing U.S. Holder, such Non-Electing U.S. Holder generally will be required to include the amount of such distribution in gross income as a dividend to the extent of our current and/or accumulated earnings and profits (as determined for U.S. federal income tax purposes) that are not allocated to excess distributions. The tax consequences of such distributions are discussed above under “— Taxation of U.S. Holders — Distributions.” Each U.S. Holder is encouraged to consult its own tax advisor with respect to the appropriate U.S. federal income tax treatment of any distribution on our Ordinary Shares or ADSs (or warrants, to the extent applicable).

If we are treated as a PFIC for any taxable year during the holding period of a Non-Electing U.S. Holder, we will continue to be treated as a PFIC for all succeeding years during which the Non-Electing U.S. Holder is treated as a direct or indirect Non-Electing U.S. Holder even if we are not a PFIC for such years. A U.S. Holder is encouraged to consult its tax advisor with respect to any available elections that may be applicable in such a situation, including the “deemed sale” election of Code Section 1298(b)(1) (which will be taxed under the adverse tax rules described above).

We may invest in the equity of foreign corporations that are PFICs or may own subsidiaries that own PFICs. If we are classified as a PFIC, under attribution rules U.S. Holders will be subject to the PFIC rules with respect to their indirect ownership interests in such PFICs, such that a disposition of the shares of the PFIC or receipt by us of a distribution from the PFIC generally will be treated as a deemed disposition of such shares or the deemed receipt of such distribution by the U.S. Holder, subject to taxation under the PFIC rules. There can be no assurance that a U.S. Holder will be able to make a QEF election or a mark-to-market election with respect to PFICs in which we invest. Each U.S. Holder is encouraged to consult its own tax advisor with respect to tax consequences of an investment by us in a corporation that is a PFIC.

QEF Election. Certain adverse consequences of PFIC status can be mitigated for holders of our Ordinary Shares, ADSs, and Pre-Funded Warrants if a U.S. Holder makes a QEF election. A U.S. Holder may not make a QEF election with respect to our Common Warrants. A U.S. Holder who makes a timely QEF election, referred to in this disclosure as an “Electing U.S. Holder,” with respect to us must report for U.S. federal income tax purposes his pro rata share of our ordinary earnings and net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing U.S. Holder. The “net capital gain” of a PFIC is the excess, if any, of the PFIC’s net long-term capital gains over its net short-term capital losses. The amount so included in income generally will be treated as ordinary income to the extent of such Electing U.S. Holder’s allocable share of the PFIC’s ordinary earnings and as long-term capital gain to the extent of such Electing U.S. Holder’s allocable share of the PFIC’s net capital gains. Such Electing U.S. Holder generally will be required to translate such income into U.S. dollars based on the average exchange rate for the PFIC’s taxable year with respect to the PFIC’s functional currency. Such income generally will be treated as income from sources outside the United States for U.S. foreign tax credit purposes. Amounts previously included in income by such Electing U.S. Holder under the QEF rules generally will not be subject to tax when they are distributed to such Electing U.S. Holder. The Electing U.S. Holder’s tax basis in our Ordinary Shares, ADSs, or Pre-Funded Warrants generally will increase by any amounts so included under the QEF rules and decrease by any amounts not included in income when distributed.

An Electing U.S. Holder will be subject to U.S. federal income tax on such amounts for each taxable year in which we are a PFIC, regardless of whether such amounts are actually distributed to such Electing U.S. Holder. However, an Electing U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If an Electing U.S. Holder is an individual, any such interest will be treated as non-deductible “personal interest.”

Any net operating losses or net capital losses of a PFIC will not pass through to the Electing U.S. Holder and will not offset any ordinary earnings or net capital gain of a PFIC recognized by Electing U.S. Holder in subsequent years.

So long as an Electing U.S. Holder’s QEF election with respect to us is in effect with respect to the entire holding period for our Ordinary Shares, ADSs, or Pre-Funded Warrants, any gain or loss recognized by such Electing U.S. Holder on the sale, exchange or other disposition of such Ordinary Shares, ADSs, or Pre-Funded Warrants generally will be long-term capital gain or loss if such Electing U.S. Holder has held such Ordinary Shares, ADSs, or Pre-Funded Warrants for more than one year at the time of such sale, exchange or other disposition. Preferential tax rates for long-term capital gain (currently, a maximum rate of 20%) will apply to individual U.S. Holders. The deductibility of capital losses is subject to limitations.

In general, a U.S. Holder must make a QEF election on or before the due date for filing its income tax return for the first year to which the QEF election is to apply. A U.S. Holder makes a QEF election by completing the relevant portions of and filing IRS Form 8621 in accordance with the instructions thereto. We cannot provide any assurances that we will provide to U.S. Holders the information required in order to complete IRS Form 8621 (which form would be required to be filed with the IRS on an annual basis by the U.S. Holder) and to make and maintain a valid QEF election for any year in which we are a PFIC. A QEF election will not apply to any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC.

A U.S. Holder may not make a QEF election with respect to our Common Warrants. As a result, if a U.S. Holder sells or otherwise disposes of such Common Warrants (other than upon exercise thereof), any gain recognized generally will be subject to special tax and interest charge rules treating the gain as an excess distribution, as described above, if we were a PFIC at any time during the period the U.S. Holder held the Common Warrants. If a U.S. Holder that exercises such Common Warrants properly makes a QEF election with respect to the newly acquired ADSs (or has previously made a QEF election with respect to our ADSs), the QEF election will apply to the newly acquired ADSs, but the adverse tax consequences attributable to the period prior to exercise of the Common Warrants, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired ADSs, unless the U.S. Holder makes a “purging election” that creates a deemed sale of such ADSs at their fair market value. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above.

Each U.S. Holder should consult its own tax advisor with respect to the advisability of, the tax consequences of, and the procedures for making a QEF election with respect to us.

Mark-to-Market Election. Alternatively, if our Ordinary Shares or ADSs are treated as “marketable stock,” a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our Ordinary Shares or ADSs, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If the election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of our Ordinary Shares or ADSs at the end of the taxable year over such holder’s adjusted tax basis in such Ordinary Shares or ADSs. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in our Ordinary Shares or ADSs over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in our Ordinary Shares or ADSs would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our Ordinary Shares or ADSs would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of our Ordinary Shares or ADSs would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder, and any loss in excess of such amount will be treated as capital loss. Amounts treated as ordinary income will not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains.

 Generally, stock will be considered marketable stock if it is “regularly traded” on a “qualified exchange” within the meaning of applicable Treasury Regulations. A class of stock is regularly traded on an exchange during any calendar year during which such class of stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. To be marketable stock, our Ordinary Shares and ADSs must be regularly traded on a qualifying exchange (i) in the United States that is registered with the SEC or a national market system established pursuant to the Exchange Act or (ii) outside the United States that is properly regulated and meets certain trading, listing, financial disclosure and other requirements. Our Ordinary Shares should constitute “marketable stock” as long as they remain listed on the NYSE American and are regularly traded. Our ADSs are listed on the NYSE American. While we believe that our Ordinary Shares and ADSs may be treated as marketable stock for purposes of the PFIC rules so long as they are listed on the NYSE American, and are regularly traded, the IRS has not provided a list of the exchanges that meet the foregoing requirements and thus no assurance can be provided that our Ordinary Shares and/or ADSs will be (or will remain) treated as marketable stock for purposes of the PFIC rules.

A mark-to-market election will not apply to our Ordinary Shares or ADSs held by a U.S. Holder for any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such election will not apply to any PFIC subsidiary that we own. Each U.S. Holder is encouraged to consult its own tax advisor with respect to the availability and tax consequences of a mark-to-market election with respect to our Ordinary Shares and ADSs.

In addition, U.S. Holders should consult their tax advisors regarding the IRS information reporting and filing obligations that may arise as a result of the ownership of ordinary shares in a PFIC, including IRS Form 8621, Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund.

The U.S. federal income tax rules relating to PFICs, QEF elections, and mark-to market elections are complex. U.S. Holders are urged to consult their own tax advisors with respect to the purchase, ownership and disposition of our Ordinary Shares, ADSs, Common Warrants, or Pre-Funded Warrants, any elections available with respect to such shares, ADSs, Common Warrants, or Pre-Funded Warrants, and the IRS information reporting obligations with respect to the purchase, ownership and disposition of our Ordinary Shares, ADSs, Common Warrants, or Pre-Funded Warrants.

Certain Reporting Requirements

Certain U.S. Holders may be required to file IRS Form 926, Return by U.S. Transferor of Property to a Foreign Corporation, and IRS Form 5471, Information Return of U.S. Persons With Respect to Certain Foreign Corporations, reporting transfers of cash or other property to us and information relating to the U.S. Holder and us. Substantial penalties may be imposed upon a U.S. Holder that fails to comply. See also the discussion regarding Form 8621, Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund, above.

In addition, certain U.S. Holders must report information on IRS Form 8938, Statement of Specified Foreign Financial Assets, with respect to their investments in certain “specified foreign financial assets,” which would include an investment in our securities, if the aggregate value of all of those assets exceeds $50,000 on the last day of the taxable year (and in some circumstances, a higher threshold). This reporting requirement applies to individuals and certain U.S. entities.

U.S. Holders who fail to report required information could become subject to substantial penalties. U.S. Holders should consult their tax advisors regarding the possible implications of these reporting requirements arising from their investment in our securities.

Backup Withholding Tax and Information Reporting Requirements

Generally, information reporting requirements will apply to distributions on our Ordinary Shares or ADSs (or warrants, to the extent applicable) or proceeds on the disposition of our securities paid within the United States (and, in certain) proceeds on the disposition of our securities paid within the United States (and, in certain cases, outside the United States) to U.S. Holders other than certain exempt recipients, such as corporations. Furthermore, backup withholding (currently at 24%) may apply to such amounts if the U.S. Holder fails to (i) provide a correct taxpayer identification number, (ii) report interest and dividends required to be shown on its U.S. federal income tax return, or (iii) make other appropriate certifications in the required manner. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9.

Backup withholding is not an additional tax. Amounts withheld as backup withholding from a payment may be credited against a U.S. Holder’s U.S. federal income tax liability and such U.S. Holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

Tax on Net Investment Income

Certain U.S. persons, including individuals, estates and trusts are generally subject to an additional 3.8% Medicare tax. For individuals, the additional Medicare tax applies to the lesser of (i) “net investment income” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains. U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from their ownership and disposition of our securities.

The discussion above is a general summary and is not intended to constitute a complete analysis of all tax consequences relating to the purchase, ownership and disposition of our Ordinary Shares, ADSs, Common Warrants or Pre-Funded Warrants. It does not cover all tax matters that may be of importance to a U.S. Holder. U.S. Holders should consult their own tax advisors concerning the tax consequences relating to the purchase, ownership and disposition of our Ordinary Shares, ADSs, Common Warrants or Pre-Funded Warrants.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee and the FINRA filing fee, all amounts are estimates.

SEC Registration Fee	$1,598
FINRA Filing Fee	$1,250
Legal Fees and Expenses	$100,000
Accounting Fees and Expenses	$10,000
Miscellaneous Expenses	$133,152
Total	$246,000

LEGAL MATTERS

Greenberg Traurig, P.A., Tel Aviv, Israel, has passed upon certain legal matters regarding the securities offered hereby under U.S. law, and Doron, Tikotzky, Kantor, Gutman, Ness, Amit Gross and Co., Bnei Brak, Israel, has passed upon certain legal matters regarding the securities offered hereby under Israeli law. Certain legal matters will be passed upon for the Placement Agent by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated financial statements of Can-Fite BioPharma Ltd. and its subsidiary appearing in Can-Fite BioPharma Ltd. Annual Report (Form 20-F) for the year ended December 31, 2024, have been audited by Kost Forer Gabbay & Kasierer, a member of EY Global, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

incorporation of CERTAIN information by reference

We are allowed to incorporate by reference the information we file or furnish with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Securities Exchange Act of 1934, as amended, before the time that all of the securities offered by this prospectus have been sold or de-registered:

●	our annual report on Form 20-F for the year ended December 31, 2024, filed with the SEC on April 14, 2025;

●	our Form 6-Ks furnished to the SEC on April 14, 2025, April 14, 2025, April 14, 2025, April 15, 2025, April 17, 2025, May 5, 2025, May 16, 2025, June 16, 2025, June 23, 2025 and June 30, 2025 (in each case, to the extent expressly incorporated by reference into our effective registration statements); and

●	the description of our ordinary shares contained in Exhibit 2.1 to our Annual Report on Form 20-F for the year ended December 31, 2024, filed with the SEC on April 14, 2025, and any amendment or report filed for the purpose of further updating that description.

In addition, any reports on Form 6-K submitted to the SEC prior to the termination of the offering that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to our headquarters, which are currently located at Can-Fite BioPharma Ltd., 26 Ben Gurion St., Ramat Gan 5257346 Israel, Tel: + 972 3 924-1114, Email: info@canfite.com, Attention: Investor Relations. Copies of these filings and submissions may also be accessed at our website, www.canfite.com. Information contained in our website is not part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F, with the SEC. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

The registration statement on Form F-1 of which this prospectus forms a part, including the exhibits and schedules thereto, and reports and other information are filed by us with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us, our Israeli subsidiary, our directors and officers and the Israeli experts, if any, named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because the majority of our assets and investments, and substantially all of our directors, officers and such Israeli experts, if any, are located outside the United States, any judgment obtained in the United States against us or any of them may be difficult to collect within the United States.

We have been informed by our legal counsel in Israel that it may also be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. There is little binding case law in Israel addressing these matters. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, under the rules of private international law currently prevailing in Israel, Israeli courts may enforce a U.S. judgment in a civil matter, including a judgment based upon the civil liability provisions of the U.S. securities laws, as well as a monetary or compensatory judgment in a non-civil matter, provided that the following conditions are met:

●	subject to limited exceptions, the judgment is final and non-appealable;

●	the judgment was given by a court competent under the laws of the state of the court and is otherwise enforceable in such state;

●	the judgment was rendered by a court competent under the rules of private international law applicable in Israel;

●	the laws of the state in which the judgment was given provide for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

●	the judgment and its enforcement are not contrary to the law, public policy, security or sovereignty of the State of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

●	an action between the same parties in the same matter was not pending in any Israeli court at the time the lawsuit was instituted in the U.S. court.

We have appointed Puglisi & Associates as our agent to receive service of process in any action against us in any United States federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

Can-Fite BioPharma Ltd.

Up to 4,901,961 American Depositary Shares Representing 1,470,588,300 Ordinary Shares and
accompanying 4,901,961 Common Warrants to Purchase up to 4,901,961 American Depositary Shares
Representing 1,470,588,300 Ordinary Shares

Up to 4,901,961 Pre-Funded Warrants to Purchase up to 4,901,961 American Depositary Shares
Representing 1,470,588,300 Ordinary Shares and accompanying 4,901,961 Common Warrants to Purchase up to 4,901,961 American Depositary Shares Representing 1,470,588,300 Ordinary Shares

Up to 343,138 Placement Agent Warrants to Purchase up to 343,138 American Depositary Shares
Representing 102,941,400 Ordinary Shares

Up to 10,147,060 American Depositary Shares Representing 3,044,118,000 Ordinary Shares Issuable Upon Exercise of the
Common Warrants, Pre-Funded Warrants and Placement Agent Warrants

Preliminary Prospectus

H.C. Wainwright & Co.

                , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Under the Israeli Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care, but only if a provision authorizing such exculpation is included in its articles of association. Our amended articles of association include such a provision, to the fullest extent permitted by law. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or other distribution to shareholders.

Under the Israeli Companies Law and the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”), a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of any such event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.

Under the Israeli Companies Law and the Israeli Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of the duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a financial liability imposed on the office holder in favor of a third party; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder or certain compensation payments to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Securities Law.

Under the Israeli Companies Law, a company may not indemnify, exculpate or enter into an insurance contract for office holder liability, for any of the following:

●	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine, monetary sanction or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to the chief executive officer and a director or (under certain circumstances), also by the shareholders. See Item 6C to our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission on April 14, 2025 (the “2024 Annual Report”) — “Directors, Senior Management and Employees —Board Practices— Approval of Related Party Transactions under the Israeli Companies Law.” However, the insurance of office holders shall not require shareholder approval and may be approved only by the compensation committee, if the engagement terms are determined in the company’s compensation policy and that policy was approved by the shareholders by a special majority (as described in Item 6C to the 2024 Annual Report “Directors, Senior Management and Employees —Board Practices—Approval of Related Party Transactions under Israeli Law”), provided that the policy is on market terms and is not likely to materially impact the company’s profitability, assets or obligations.

Our amended articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted under the Israeli Companies Law and the Israeli Securities Law. We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law.

We have entered into indemnification and exculpation agreements with each of our current officers and directors exculpating them from a breach of their duty of care to us to the fullest extent permitted by the Israeli Companies Law and undertaking to indemnify them to the fullest extent permitted by the Israeli Companies Law and the Israeli Securities Law, to the extent that these liabilities are not covered by insurance. This indemnification is limited to events determined as foreseeable by our board of directors based on our activities, as set forth in the indemnification agreements. Under such indemnification agreements, the maximum aggregate amount of indemnification that we may pay to any and all of our currently serving or future officers and directors together may not exceed the higher of $5 million and 25% of our shareholders equity according to our most recent financial statements at the time of payment. In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act of 1933, as amended, is against public policy and therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

The following is a summary of transactions during the preceding three years involving sales of our securities that were not registered under the Securities Act:

●	On January 13, 2023, we sold to an institutional investor 300,000,000 ordinary shares represented by 1,000,000 ADSs, at a purchase price of $5.50 per ADS, in a registered direct offering. In a concurrent private placement, we also issued pre-funded warrants to purchase up to an aggregate of 109,091,100 ordinary shares represented by 363,637 ADS, at the same purchase price as in the registered direct offering. We also issued unregistered Series A warrants to purchase up to an aggregate of 409,091,100 ordinary shares represented by 1,363,637 ADSs at an exercise price of $6.00 per share and Series B warrants to purchase up to an aggregate of 409,091,100 ordinary shares represented by 1,363,637 ADSs at an exercise price of $5.50 per share. In addition, issued 28,636,500 ordinary shares represented by 94,455 ADSs issuable upon the exercise of placement agent warrants for an exercise price of $6.875 per share.

●	On November 21, 2023, we entered into an inducement offer letter agreement, or the Inducement Letter, with a certain holder, or the Holder, of certain of our existing warrants to purchase up to (i) 1,363,637 ADSs representing 409,091,100 ordinary shares issued in January 2023 at an exercise price of $6.00 per ADS, or the January 2023 Warrants, and (ii) 600,000 ADSs representing 180,000,000 ordinary shares issued in December 2021 at an exercise price of $5.50 per ADS, or the December 2021 Warrants and together with the January 2023 Warrants, the November 2023 Exercised Warrants. Pursuant to the Inducement Letter, the Holder agreed to exercise for cash the November 2023 Exercised Warrants to purchase an aggregate of 1,963,637 ADSs representing 589,091,100 ordinary shares at a reduced exercise price of $1.53 per ADS in consideration of our agreement to issue new warrants to purchase ADSs to purchase up to an aggregate of 3,927,274 ADSs representing 1,178,182,200 ordinary shares at an exercise price of $1.75 per ADS (subject to adjustment as set forth therein). In addition, we also agreed to reduce the exercise price of certain series B warrants to purchase 1,363,637 ADSs representing 409,091,100 ordinary shares issued on January 13, 2023 and held by the Holder from $5.50 per ADS to $1.75 per ADS and extend the term of such series B warrants to twenty months from the closing date of the transactions contemplated by the Inducement Letter. We paid an aggregate of approximately $386,000 in placement agent fees and expenses and issued unregistered placement agent warrants to purchase 137,455 ADS on the same terms as the warrant.

●	In March 2024, we issued 50,000 ADSs representing 15,000,000 ordinary shares to a consultant as partial consideration for services to be rendered to us.

●	On August 8, 2024, we entered into an inducement offer letter agreement, or the Inducement Letter, with a certain holder, or the Holder, of certain of our existing warrants to purchase up to (i) 1,363,637 ADSs representing 409,091,100 ordinary shares issued in January 2023 at an exercise price of $1.75 per ADS, or the January 2023 Warrants, and (ii) 1,493,506 ADSs representing 448,051,800 ordinary shares issued in November 2023 at an exercise price of $1.75 per ADS, or the November 2023 Warrants and together with the January 2023 Warrants, the August 2024 Exercised Warrants. Pursuant to the Inducement Letter, the Holder agreed to exercise for cash the August 2024 Exercised Warrants to purchase an aggregate of 2,857,143 ADSs representing 857,142,900 ordinary shares at an exercise price of $1.75 per ADS in consideration of our agreement to issue new warrants to purchase ADSs to purchase up to an aggregate of 5,714,286 ADSs representing 1,714,285,800 ordinary shares at an exercise price of $2.25 per ADS (subject to adjustment as set forth therein). We paid an aggregate of approximately $386,000 in placement agent fees and expenses and issued unregistered placement agent warrants to purchase 200,000 ADSs representing 60,000,000 ordinary shares at an exercise price of $2.1875 per ADS and are exercisable from the date of issuance until the five year anniversary of such date.

●	In April 2025, we issued 100,000 ADSs representing 30,000,000 ordinary shares to a consultant as consideration for services to be rendered to us.

We believe that the offers, sales and issuances of the securities described in the preceding paragraphs were exempt from registration either (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder (including Regulation D and Rule 506), in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2) or (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

Item 8. Exhibits and Financial Statement Schedules.

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Articles of Association of Can-Fite BioPharma Ltd (1)

4.1	Form of Amended and Restated Deposit Agreement, by and among Can-Fite BioPharma Ltd., The Bank of New York Mellon and the Owners and Holders of American Depositary Shares, dated September 11, 2013 (2)

4.2*	Form of Common Warrant to be sold in the offering

4.3*	Form of Pre-Funded Warrant to be sold in the offering

4.4*	Form of Placement Agent Warrant

5.1*	Opinion of Doron, Tikotzky, Kantor, Gutman, Ness, Amit Gross and Co., Israeli counsel to the Registrant

5.2*	Opinion of Greenberg Traurig, P.A., U.S. counsel to the Registrant

10.1#	Employment and Non-Competition Agreement with Motti Farbstein, dated June 10, 2003 (3)

10.2	Consulting Agreement with BioStrategics Consulting, Ltd, dated September 27, 2005 (3)

10.3	Service Management Agreement with F.D. Consulting International and Marketing Ltd., dated June 27, 2002 (3)

10.4	Master Services Agreement with Accellient Partners, dated May 10, 2010 (3)

10.5	License Agreement, by and between The University of Leiden and Can-Fite BioPharma Ltd., dated November 2, 2009 (3)

10.6	License Agreement, by and between Kwang Dong Pharmaceutical Co., Ltd. and Can-Fite BioPharma Ltd., dated December 14, 2008 (3)

10.7#	Can-Fite BioPharma Ltd. 2003 Israeli Share Option Plan (3)

10.8#	Can-Fite BioPharma Ltd. 2013 Israeli Share Option Plan (4)

10.9#	Can-Fite BioPharma Ltd. 2023 Israeli Share Option Plan (21)

10.10#	Compensation Policy of Can-Fite BioPharma Ltd. (1)

10.11†	Distribution and Supply Agreement between Can-Fite BioPharma Ltd. and Cipher Pharmaceuticals Inc. dated as of March 20, 2015 (4)

10.12†	Distribution Agreement between Can-Fite BioPharma Ltd. and Chong Kun Dang Pharmaceutical Corp. dated as of October 25, 2016 (5)

10.13	Form of Warrant Exercise Agreement dated as of January 9, 2020 between Can-Fite BioPharma Ltd. and the investors listed therein (11)

10.14	Form of Warrant issued by Can-Fite BioPharma Ltd. on January 13, 2020 (11)

10.15	Form of Securities Purchase Agreement dated as of February 10, 2020, between Can-Fite BioPharma Ltd. and the investors listed therein (12)

10.16	Form of Warrant issued by Can-Fite BioPharma Ltd. on February 12, 2020 (12)

10.17	Form of Pre-funded Warrant issued by Can-Fite BioPharma Ltd. on February 12, 2020 (12)

10.18	Form of Placement Agent Warrant issued by Can-Fite BioPharma Ltd. on February 12, 2020 (12)

10.19	Form of Placement Agent Warrant issued by Can-Fite BioPharma Ltd. on June 12, 2020 (13)

10.20	Form of Warrant issued by Can-Fite BioPharma Ltd. on July 8, 2020 (14)

10.21	Form of Placement Agent Warrant issued by Can-Fite BioPharma Ltd. on June 12, 2020 (13)

10.22	Form of Placement Agent Warrant issued by Can-Fite BioPharma Ltd. on July 8, 2020 (14)

10.23	Form of Securities Purchase Agreement dated as of June 10, 2020 by and between Can-Fite BioPharma Ltd. and the Purchasers signatory thereto (13)

10.24	Form of Securities Purchase Agreement dated as of July 5, 2020 by and between Can-Fite BioPharma Ltd. and the Purchasers signatory thereto (14)

10.25	Form of Securities Purchase Agreement dated as of August 11, 2021 between Can-Fite BioPharma Ltd. and the investor listed therein (15)

10.26	Form of Pre-Funded Warrant issued by Can-Fite BioPharma Ltd. on August 16, 2021 (15)

10.27	Form of Warrant issued by Can-Fite BioPharma Ltd. on August 16, 2021 (15)

10.28	Form of Placement Agent Warrant issued by Can-Fite BioPharma Ltd. on August 16, 2021 (15)

10.29	Form of Warrant Exercise Agreement issued by Can-Fite BioPharma Ltd. on December 23, 2021 (16)

10.30	Form of Private Placement Warrants issued by Can-Fite BioPharma Ltd. on December 23, 2021 (16)

10.31	Form of Registered Direct Offering Securities Purchase Agreement dated January 11, 2023, between Can-Fite BioPharma Ltd. and the investor listed therein (18)

10.32	Form of PIPE Securities Purchase Agreement dated January 11, 2023, between Can-Fite BioPharma Ltd. and the investor listed therein (18)

10.33	Form of Registered Direct Pre-funded Warrant issued by Can-Fite BioPharma Ltd. on January 13, 2023 (18)

10.34	Form of Series A and Series B Warrant issued by Can-Fite BioPharma Ltd. on January 13, 2023 (18)

10.35	Form of Private Placement Pre-funded Warrant issued by Can-Fite BioPharma Ltd. on January 13, 2023 (18)

10.36	Form of Registration Rights Agreement dated January 11, 2023, between Can-Fite BioPharma Ltd. and the investor listed therein (18)

10.37	Form of Inducement Letter dated November 21, 2023 (20)

10.38	Form of Warrant issued by Can-Fite BioPharma Ltd. on November 24, 2023 (20)

10.39	Form of Placement Agent Warrant issued by Can-Fite BioPharma Ltd. on November 24, 2023 (20)

10.40	Form of Inducement Letter dated August 8, 2024 (22)

10.41	Form of Warrant issued by Can-Fite BioPharma Ltd. on August 12, 2024 (22)

10.42	Form of Placement Agent Warrant issued by Can-Fite BioPharma Ltd. on August 12, 2024 (22)

10.43	Form of At The Market Offering Agreement, dated August 30, 2024, between Can-Fite BioPharma Ltd. and H.C. Wainwright & Co., LLC (23)

10.44	Form of Securities Purchase Agreement, dated April 14, 2025 (24)

10.45	Form of Placement Agent Warrant (24)

10.46*	Form of Securities Purchase Agreement

21.1	List of Subsidiaries of Can-Fite BioPharma Ltd. (17)

23.1*	Consent of Kost Forer Gabbay & Kasierer, a Member of EY Global, Independent Registered Public Accounting Firm

23.2*	Consent of Doron, Tikotzky, Kantor, Gutman, Ness, Amit Gross and Co. (included in Exhibit 5.1)

23.3*	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.2)

24.1*	Power of Attorney (included in signature page)

107*	Filing Fee Table

*	Filed herewith.

†	Certain confidential information contained in this exhibit was omitted by means of redacting a portion of the text and replacing it with [...]. This exhibit has been filed separately with the Commission without the redaction pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and Rule 406 of the Securities Act.

#	English translation of original Hebrew document

(1)	Incorporated herein by reference to the Annual Report on Form 20-F filed with the SEC on April 14, 2025.

(2)	Incorporated herein by reference to the Registration Statement on Form 8-A filed with the SEC on November 15, 2013.

(3)	Incorporated herein by reference to Amendment No. 1 to the Registration Statement on Form 20-F filed with the SEC on September 10, 2013.

(4)	Incorporated herein by reference to Annual Report on Form 20-F filed with the SEC on March 27, 2015.

(5)	Incorporated herein by reference to the Annual Report on Form 20-F filed with the SEC on March 30, 2017.

(6)	Incorporated herein by reference to the Report on Form 6-K filed with the SEC on January 20, 2017.

(7)	Incorporated herein by reference to Registration Statement on Form F-1 filed with the SEC on February 15, 2019.

(8)	Incorporated herein by reference to Registration Statement on Form F-1 filed with the SEC on May 3, 2019.

(9)	Incorporated herein by reference to Report on Form 6-K filed with the SEC on May 22, 2019.

(10)	Incorporated herein by reference to Registration Statement on Form F-1 filed with the SEC on May 28, 2019.

(11)	Incorporated herein by reference to the Report on Form 6-K filed with the SEC on January 10, 2020.

(12)	Incorporated herein by reference to the Report on Form 6-K filed with the SEC on February 12, 2020.

(13)	Incorporated herein by reference to the Report on Form 6-K filed with the SEC on June 12, 2020.

(14)	Incorporated herein by reference to the Report on Form 6-K filed with the SEC on July 8, 2020.

(15)	Incorporated herein by reference to the Report on Form 6-K filed with the SEC on August 16, 2021.

(16)	Incorporated herein by reference to the Report on Form 6-K filed with the SEC on December 23, 2021.

(17)	Incorporated herein by reference to the Annual Report on Form 20- F filed with the SEC on March 24, 2022.

(18)	Incorporated herein by reference to the Report on Form 6-K filed with the SEC on January 13, 2023.

(19)	Incorporated herein by reference to the Report on Form 6-K filed with the SEC on January 13, 2023.

(20)	Incorporated herein by reference to the Report on Form 6-K filed with the SEC on November 22, 2023.

(21)	Incorporated herein by reference to the Annual Report on Form 20-F filed with the SEC on March 28, 2024.

(22)	Incorporated herein by reference to the Report on Form 6-K filed with the SEC on August 12, 2024.

(23)	Incorporated herein by reference to the Report on Form 6-K filed with the SEC on August 30, 2024.

(24)	Incorporated herein by reference to the Report on Form 6-K filed with the SEC on April 15, 2025.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

Financial Statement Schedules:

All Financial Statement Schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Registrant’s consolidated financial statements and related notes thereto.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ramat, State of Israel on this 23rd day of July, 2025.

CAN-FITE BIOPHARMA LTD.

By:	/s/ Motti Farbstein
Name:	Motti Farbstein
Title:	Chief Executive Officer, Chief Financial Officer and Chief Operating Officer

POWER OF ATTORNEY

The undersigned officers and directors of Can-Fite BioPharma Ltd. hereby constitute and appoint Motti Farbstein, with full power of substitution, our true and lawful attorneys-in-fact and agents to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form F-1, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Motti Farbstein	Chief Executive Officer, Chief Financial Officer and Chief Operating Officer	July 23, 2025
Motti Farbstein	(principal executive officer, principal financial officer and principal accounting officer)

/s/ Pnina Fishman, Ph.D.	Chairman of the Board	July 23, 2025
Pnina Fishman, Ph.D.

/s/ Guy Regev	Director	July 23, 2025
Guy Regev

/s/ Abraham Sartani, M.D.	Director	July 23, 2025
Abraham Sartani, M.D.

/s/ Yoseph Borenstein	Director	July 23, 2025
Yoseph Borenstein

/s/ Yaacov Goldman	Director	July 23, 2025
Yaacov Goldman

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Can-Fite BioPharma Ltd., has signed this registration statement on July 23, 2025.

PUGLISI & ASSOCIATES

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director